Exhibit 10.4

First Amended and Restated

Sub-advisory Agreement

between

American Realty Capital II Advisors, LLC

and

Phillips Edison NTR LLC

July 1, 2010

i

Article 15 – Assignment	19
Article 16 – Indemnification And Limitation Of Liability	19
Article 17 – Miscellaneous	19
17.1 Notices	19
17.2 Modification	20
17.3 Severability	20
17.4 Construction	20
17.5 Entire Agreement	21
17.6 Waiver	21
17.7 Gender	21
17.8 Titles Not to Affect Interpretation	21
17.9 Counterparts	21

ii

First Amended and Restated Sub-advisory Agreement

This First Amended and Restated Sub-advisory Agreement, dated as of July 1, 2010 (this “Agreement”), is between, American Realty Capital II Advisors, LLC, a Delaware limited liability company (the “Advisor”) and Phillips Edison NTR LLC (formerly known as Phillips Edison & Company SubAdvisor LLC), a Delaware limited liability company (the “Sub-advisor”).

W I T N E S S E T H

WHEREAS, the parties entered into the Sub-advisory Agreement on January 11, 2010 (the “Original Agreement”);

WHEREAS, the parties have agreed to make certain amendments and desire to amend and restate the Original Agreement;

WHEREAS, Phillips Edison – ARC Shopping Center REIT Inc., a Maryland corporation (the “Company”) has appointed Advisor as its advisor pursuant to the Third Amended and Restated Advisory Agreement between the Company and the Advisor, dated as of even date herewith (as the same may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Advisory Agreement”);

WHEREAS, the Advisor desires to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Sub-advisor and to have the Sub-advisor undertake the duties and responsibilities hereinafter set forth, on behalf of the Advisor, and subject to the supervision of, the Board of Directors of the Company, all as provided herein; and

WHEREAS, the Sub-advisor is willing to undertake such duties and responsibilities, subject to the supervision of the Board of Directors of the Company, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the Parties hereto agree that the Original Agreement hereby is amended and restated to read in its entirety as follows:

Article 1

Definitions

Capitalized and other terms that are defined in the Advisory Agreement but not otherwise defined in this Agreement have the respective meanings ascribed to such terms in the Advisory Agreement, a copy of which is attached hereto as Appendix A.

The following defined terms used in this Agreement shall have the meanings specified below:

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“Advisor” has the meaning set forth at the head of this Agreement.

“Advisory Agreement” has the meaning set forth in the recitals.

“Affiliate” has the meaning set forth in the Advisory Agreement. For the avoidance of doubt, none of the Company, the Sub-advisor, any subsidiary of the Company, any subsidiary of the Sub-advisor and any other Person controlled by, controlling or under common control with Phillips Edison Limited Partnership shall be an Affiliate of the Advisor.

“Agreement” has the meaning set forth in the preamble.

“Company” has the meaning set forth in the recitals hereto.

“Dealer Manager” means Realty Capital Services, LLC, a Delaware limited liability company, in its capacity as dealer manager pursuant to the Dealer Manager Agreement.

“Dealer Manager Agreement” means that dealer manager agreement, dated as of even date herewith, between the Company and the Dealer Manager, providing for the distribution of the Shares.

“Effective Date” means the initial Effective Date (as defined in the Dealer Manager Agreement).

“Fund IV” means Phillips Edison Shopping Center Fund IV, L.P.

“Immediate Family Member” means, with respect to a Key Person: (i) any of such Key Person’s parents and siblings, spouse and descendants and any of the spouses of such descendants (collectively, the “Individual Group”); (ii) any trust, the beneficiaries of which consist exclusively of one or more members of the Individual Group (collectively, the “Family Trusts”); and (iii) any entity which is controlled by, directly or indirectly, one or more members of the Individual Group and/or one or more of the Family Trusts.

“Key Person” means (i) with respect to the Advisor, each of William Kahane and Nicholas Schorsch and his heirs, legal representatives and executors, and (ii) with respect to the Sub-advisor, each of Michael C. Phillips and Jeffrey S. Edison and his heirs, legal representatives and executors.

“Offering Period” has the meaning set forth in the Dealer Manager Agreement.

“Party” or “Parties” refer to the Advisor or the Sub-advisor or both, as the case may be.

“Prospectus” has the meaning set forth in the Dealer Manager Agreement.

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“Reference Date” means the first date the Company breaks escrow on stockholder subscriptions in the Initial Public Offering.

“Sub-advisor” has the meaning set forth at the head of this Agreement.

“Transfer Restriction Period” means, with respect to the Sub-advisor, the Offering Period plus 12 months, and with respect to the Advisor, the Offering Period plus six months.

Article 2

Appointment

The Advisor, pursuant to its authority to delegate all of its rights and powers to manage and control the business and affairs of the Company to the Sub-advisor pursuant to Section 4.1 of the Advisory Agreement, hereby appoints the Sub-advisor to serve as the Sub-advisor for the Company. The Sub-advisor hereby accepts such appointment. The Advisor delegates, and the Sub-advisor agrees to perform, all the duties of the Advisor set forth in the Advisory Agreement, all on the terms and subject to the conditions set forth in this Agreement.

Article 3

Duties of the Sub-advisor

Under the Advisory Agreement, the Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets. Consistent with Article 2 hereof, the Sub-advisor undertakes to use commercially reasonable efforts to present to the Company potential investment opportunities and to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board. Subject to the limitations set forth in this Agreement and the Advisory Agreement, including Article 4 of the Advisory Agreement, consistent with the provisions of the Articles of Incorporation and Bylaws and the continuing and exclusive authority of the Board over the supervision of the Company, the Sub-advisor shall, either directly or by engaging an Affiliate or third party, perform the duties set forth in Article 3 of the Advisory Agreement (a copy of which is attached hereto as Appendix A), which duties are incorporated herein by reference as if fully set forth herein.

Article 4

Authority and Certain Activities of Sub-advisor

The Sub-advisor shall have the authority set forth in Article 4 of the Advisory Agreement, shall have the authority to establish and maintain bank accounts as set forth

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in Article 5 of the Advisory Agreement, shall maintain books and records for the Company as set forth in Article 6 of the Advisory Agreement, and shall abide by the limitations of Article 7 of the Advisory Agreement, all of which (i.e., Articles 4 through 7 of the Advisory Agreement) are incorporated herein by reference as if fully set forth herein.

Article 5

Assignment of Payments

As compensation for the services provided pursuant to this Agreement, Advisor hereby assigns payments as follows:

5.1	Acquisition Fees. The Advisor hereby assigns its right to receive direct payment from the Company of 85% of all Acquisition Fees payable pursuant to Section 8.1 of the Advisory Agreement. The Advisor will submit an invoice to the Company, which the Sub-advisor shall prepare, following the closing or closings of each acquisition or origination, accompanied by a computation of the Acquisition Fee. The portion of the Acquisition Fee payable to each of the Advisor and Sub-advisor then will be paid by the Company at the closing of the applicable transaction upon receipt of the invoice by the Company as provided in the Advisory Agreement.

5.2	Asset Management Fee. The Advisor hereby assigns its right to receive direct payment from the Company of 85% of all Asset Management Fees payable pursuant to the Advisory Agreement. The Advisor will submit a quarterly invoice to the Company, which the Sub-advisor shall prepare and which shall include a computation of the Asset Management Fee for the applicable period. The Asset Management Fee shall be payable by the Company as provided in the Advisory Agreement.

5.3	Disposition Fees. The Advisor hereby assigns its right to receive direct payment from the Company of 85% of all Disposition Fees payable pursuant to the Advisory Agreement; provided, however, that if the receipt by the Advisor of all or any part of a Disposition Fee for any particular transaction would violate applicable law, and if applicable law would permit payment thereof to the Sub-advisor, then the assignment shall be deemed to be for the Disposition Fee (or part thereof) associated with that particular transaction that would violate applicable law if received by the Advisor. The portion of the Disposition Fee payable to each of the Advisor and the Sub-advisor shall be paid by the Company as provided in the Advisory Agreement.

5.4

Financing Fee. The Advisor hereby assigns its right to receive direct payment from the Company of 85% of all Financing Fees payable to the Advisor pursuant to the Advisory Agreement; provided, however, that if the receipt by the Advisor of a Financing Fee for any particular transaction would violate applicable law, and if applicable law would permit payment thereof to the Sub-advisor, then the

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assignment shall be deemed to be for the Financing Fee (or part thereof) associated with that particular transaction that would violate applicable law if received by the Advisor.

5.5	Subordinated Share of Cash Flows. The Advisor hereby assigns its right to receive direct payment from the Company of 85% of all Subordinated Share of Cash Flows payable pursuant to the Advisory Agreement.

5.6	Subordinated Incentive Fee. The Advisor hereby assigns its right to receive direct payment from the Company of 85% of all Subordinated Incentive Fees payable pursuant to the Advisory Agreement, in whatever form payable by the Company (i.e., cash, Shares or a promissory note).

5.7	Subordinated Performance Fee Due Upon Termination. The Advisor hereby assigns its right to receive direct payment from the Company of 85% of the Subordinated Performance Fee Due Upon Termination payable pursuant to the Advisory Agreement, in whatever form payable by the Company (i.e., cash, Shares or a promissory note).

5.8	Expense Reimbursements. Subject to Article 6 of this Agreement and Article 9 of the Advisory Agreement, the Advisor hereby assigns its right to receive direct payment from the Company of expense reimbursements the Sub-advisor incurs on behalf of the Company or in connection with the services the Sub-advisor provides to the Company pursuant to this Agreement.

Article 6

Allocation of Expense Reimbursements

6.1	Organization and Offering Expense Reimbursements. All Organization and Offering Expense reimbursements will be apportioned between the Advisor and Sub-advisor pro rata based on the amount of such Organization and Offering Expenses reimbursements due each as of the date of the reimbursement.

(A)	It is understood and agreed that the Company shall be under no obligation to reimburse the Advisor or Sub-advisor to the extent such reimbursement would cause the total amount spent by the Company on Organization and Offering Expenses (excluding underwriting and brokerage discounts and commissions, but including third-party due diligence fees as set forth in detailed and itemized invoices) to exceed 1.5% of Gross Proceeds raised in a Public Offering as of the termination of such Public Offering; and

(B)

Within 60 days after the end of the month in which a Public Offering terminates, the Sub-advisor shall reimburse the Advisor, to the extent the Advisor was not reimbursed or had an obligation to reimburse the Company (and did so reimburse the Company), for Organization and Offering Expenses (excluding underwriting and brokerage discounts and

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commissions, but including third-party due diligence fees as set forth in detailed and itemized invoices) exceeding 1.5% of Gross Proceeds raised in a Public Offering.

(C)	The Company shall not reimburse the Advisor or Sub-advisor for any Organization and Offering Expenses that the Conflicts Committee determines are not fair and commercially reasonable to the Company.

(D)	The Company shall not make any reimbursement for any of the following Organization and Offering Expenses incurred by the Dealer Manager that are to be paid out of the Dealer Manager’s fee:

(1)	participating broker-dealer expense reimbursements (including meals with financial advisors and participating broker-dealer client seminars);

(2)	sales seminars sponsored by participating broker-dealers;

(3)	promotional items;

(4)	marketing support;

(5)	expenses in connection with bona fide training and educational meetings;

(6)	wholesaling commissions, wholesaling salaries and wholesaling expense reimbursements (including travel, meals and lodging in connection with the Offering);

(7)	occasional meals and entertainment expenses of participating broker-dealers; and

(8)	legal fees and expenses of the Dealer Manager associated with FINRA-related filings or the drafting and review of any dealer manager agreements, participating broker-dealer agreements and due diligence agreements.

6.2	All Other Expense Reimbursements. All other expense reimbursements will be apportioned between the Advisor and Sub-advisor pro rata based on the amount of such expense reimbursements due each as of the date of the reimbursement.

Article 7

Voting Agreements

7.1

Election of Directors. The Advisor and Sub-advisor each agrees, with respect to any Shares now or hereinafter owned by it, to vote such Shares in favor of the Advisor’s nominee for the Board and the Sub-advisor’s nominees for the Board.

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As of the date hereof, the Advisor’s nominee for the Board is William M. Kahane, and the Sub-advisor’s nominees are Jeffrey S. Edison and Michael C. Phillips.

7.2	Other Voting of Shares. The Advisor and Sub-advisor each agrees that, with respect to any Shares now or hereinafter owned by it, neither will vote or consent on matters submitted to the stockholders of the Company regarding (i) the removal of the Advisor or any Affiliate of the Advisor; (ii) the removal of the Sub-advisor or any Affiliate of the Sub-advisor; (iii) any transaction between the Company and the Advisor or any of its Affiliates; or (iv) any transaction between the Company and the Sub-advisor or any of its Affiliates. This voting restriction shall survive until such time that the Advisor is no longer serving as such.

7.3	Major Decisions.

(A)	Subject to Sections 7.3(C) and 7.3(D) with respect to the Company, all major decisions of the Company set forth below in clauses (A)(1) through (A)(6) (“Major Decisions”) shall be subject to the Company’s Articles of Incorporation and joint approval by the Advisor and Sub-advisor. For the avoidance of doubt, Major Decisions specifically exclude any decisions regarding the day-to-day operations of the Company, the decision-making authority for which has been delegated to the Sub-advisor pursuant to this Agreement. Major Decisions shall consist of the following:

(1)	Decisions to recommend to the Board of Directors that the Company acquire or sell Properties, Loans and other Permitted Investments;

(2)	Retention of investment banks for the Company;

(3)	Marketing methods for the Company’s sale of Shares;

(4)	Extending, initiating or terminating the Initial Public Offering or any subsequent Offering of the Shares;

(5)	Issuing press releases involving the major decisions of the Company or the Advisor or Sub-advisor or their Affiliates with respect to the business or operations of the Company; provided, that the Sub-advisor need not obtain consent to any press releases regarding acquisitions or dispositions of Properties, Loans or other Permitted Investments; and provided further, however, that notwithstanding the immediately preceding proviso, any mention of the Advisor or its Affiliates in such press releases regarding acquisitions or dispositions shall be pre-approved by the Advisor; and

(6)	Merging or otherwise engaging in any change of control transaction for the Company.

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(B)	Notwithstanding anything in this Agreement to the contrary, if the Parties do not agree to any action constituting a Major Decision that is described in any of clauses (A)(2) through (A)(6) above and that has been proposed by either Party, the Parties shall meet (in person or by phone) to discuss the issue in dispute in good faith over the five-business day period beginning with the delivery of notice of the proposed action to the other Party.

(C)	Notwithstanding anything in this Agreement to the contrary, with respect to Major Decisions described in clause (A)(1) above (but subject to Section 7.3(D)), (1) joint approval shall not be required, (2) the Sub-advisor and the Advisor shall discuss the proposed transaction (either in person or by phone) prior to either Party making any recommendation of the proposed transaction to the Board of Directors, and (3) the Sub-Advisor and the Advisor shall each give due consideration to the opinions of the other Party. Ordinarily, such discussions shall begin at least five business days before a recommendation is made to the Board of Directors; however, if in the sole discretion of the Sub-advisor it is in the best interest of the Company to make a recommendation to the Board of Directors more promptly, then the Sub-advisor may do so. In the event the Parties do not agree as to whether to recommend the proposed transaction to the Board of Directors, the Sub-advisor’s decision shall govern.

(D)	Notwithstanding the provisions of this Section 7.3 or any other provision in this Agreement to the contrary, in all events, including Major Decisions, the Company will be managed under the direction of the Board of Directors.

(E)	Notwithstanding anything in this Agreement to the contrary (but subject to Section 7.3(D)), the Sub-advisor shall have sole authority to act on behalf of the Company regarding amending the Advisory Agreement.

Article 8

Relationship of Sub-advisor and Advisor and their Affiliates;

Other Activities of the Advisor and Sub-advisor

8.1

Relationship. The Advisor and the Sub-advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Except as set forth in Section 8.4, nothing herein contained shall prevent the Advisor or Sub-advisor from engaging in or earning fees from other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or Sub-advisor, respectively, or any of their Affiliates. Nor shall this Agreement limit or restrict the right of any manager, director, officer, member, partner, employee or

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equityholder of the Advisor or Sub-advisor or their Affiliates to engage in or earn fees from any other business or to render services of any kind to any other Person. The Sub-advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein, and earn fees for rendering such advice and service. Specifically, it is contemplated that the Company may enter into Joint Ventures or other similar co-investment arrangements with certain Persons, and pursuant to the agreements governing such Joint Ventures or other similar co-investment arrangements, the Advisor or the Sub-advisor may be engaged to provide advice and service to such Persons, in which case, the Advisor or the Sub-advisor, as applicable, will earn fees for rendering such advice and service. Each of the Advisor and the Sub-advisor shall promptly disclose to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or which would reasonably result in a conflict of interest between its obligations to the Company and its obligations to or its interest in any other Persons (it being understood and agreed that the conditions and circumstances referred to in the second paragraph of Section 8.4(A) are deemed to have been disclosed to the Board for purposes of this Section 8.1).

8.2	Time Commitment. The Sub-advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement. Each Party acknowledges that the other Party and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.

8.3	Advisor and Sub-advisor Meetings. The Parties shall meet on a regular basis (frequency to be determined) to discuss and consult with one another regarding the Company and its assets and opportunities. Advisor and Sub-advisor shall cause their respective principals to meet (in person or by phone) with representatives of each other upon the request of either Party. The Parties will provide each other information regarding the operations and acquisitions of the Company as reasonably requested by the other. Each of Advisor and Sub-advisor shall have direct access to the books and records of the Company and of each attorney, accountant, servicer and other contracting party of the Company (except to the extent such attorney represents either Party with respect to this Agreement).

8.4	Investment Opportunities and Allocation.

(A)

The Sub-advisor shall be required to use commercially reasonable efforts to present a continuing and suitable investment program to the Company that is consistent with the investment policies and objectives of the Company. So long as the Advisor is acting in its capacity as advisor under the Advisory Agreement, each of the Advisor and the Sub-advisor will not (and will cause its Affiliates to not) (i) pursue any opportunity to acquire

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any Property, Loan or other Permitted Investment that fits within the Company’s strategy, or (ii) offer such Property, Loan or other Permitted Investment to a third party, in each case unless and until such opportunity is first presented to the Company. The Company shall have 30 days from the date of its receipt of a complete written offering package relating to such opportunity, customary in scope and content, to notify the Advisor or the Sub-advisor, as the case may be, of the Company’s decision as to whether or not to pursue such opportunity. If the Company fails so to notify the Advisor or the Sub-advisor, as the case may be, within such 30-day period, the Company shall be deemed to have passed on such opportunity. If the Company passes on such opportunity, then the Advisor, Sub-advisor or such Affiliate, as the case may be, may acquire the subject investment or offer the subject investment to a third party for a period of 180 days, in each case on terms and conditions (including price) that are not materially different from the terms and conditions set forth in the offering package to the Company. If at the expiration of such 180-day period, such opportunity remains available, then the provisions of this Section 8.4(A) shall once again apply to such opportunity.

Notwithstanding the preceding, however, the Advisor or any Affiliate of the Advisor shall be permitted to pursue any opportunity or to offer any opportunity to a third party in respect of (1) any net leased retail, office and industrial properties or other property consistent with the investment policies of American Reality Capital Trust, Inc., (2) any commercial real estate or other real estate investments that relate to office, retail, multi-family residential, industrial and hotel property types, located primarily in the New York metropolitan area or other property consistent with the investment policies of American Realty Capital New York Recovery REIT, Inc., or (3) any investments to be made by a contemplated non-traded REIT (the “Identified REIT”) that the Advisor or any of its Affiliates has described as (a) intending to invest primarily in “power center” real estate developments, (b) being sponsored or co-sponsored by ARC (or one of its Affiliates), the acquisition services for which will be provided by an international commercial and residential real estate developer and manager (or one of its Affiliates), and (c) being the subject of an executed letter of intent or term sheet between the Advisor (or one of its Affiliates) and such international commercial and residential real estate developer and manager (or one of its Affiliates), and which has or will have as its publicly disclosed (and not subsequently revised or required to be revised under applicable securities laws) investment objectives to have less than 20% of its assets (measured by purchase price) in anchored shopping centers with purchase prices of less than $20,000,000 per property (determined once the proceeds of the offering have been fully invested).

(B)	If Fund IV, Phillips Edison Shopping Center Fund III, L.P., Phillips Edison Strategic Investment Fund or Phillips Edison Limited Partnership

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presents an investment opportunity to the Company and discloses in writing that such entity is attempting to seek properties to qualify for tax deferred treatment under Section 1031 of the Code, then if the Company does not respond within 21 days, the Company shall be deemed to have passed on such investment opportunity. For clarification, developing single tenant retail or commercial properties shall not be considered to fit within the Company’s strategy.

(C)	Notwithstanding the preceding, the restrictions in clauses (A) and (B) will cease to be effective upon termination of the Offering Period or, if later, the time when all equity raised during the Offering Period has been substantially invested or committed to investment.

(D)	Except as provided in this Section 8.4, none of the Advisor and the Sub-advisor nor any of their respective Affiliates shall be obligated generally to present any particular investment opportunity to the Company.

8.5	Prospectus Guidance. Sub-advisor has read and will abide by the Prospectus with respect to the Company’s investment objectives, targeted assets and investment restrictions, targeted markets, leverage, distribution policy, and investor profile except to the extent directed by the Board.

Article 9

Dealer Manager

The Parties agree to use their best efforts to cause the Company, subject to approval by the Company’s Board of Directors, to enter into the Dealer Manager Agreement with the Dealer Manager on terms consistent with the “Plan of Distribution” section of the Prospectus.

Article 10

The Phillips Edison and ARC Names

The Parties acknowledge and reaffirm the rights and obligations set forth with respect to their proprietary interests in their respective names as set forth in Article 12 of the Advisory Agreement.

Article 11

Other Agreements

11.1	Approval and Funding of Certain Organization and Offering Costs.

(A)

On or prior to the date hereof, the Advisor has prepared an initial Organization and Offering Expense budget for the Advisor and its Affiliates (including Realty Capital Services, LLC in its capacity as Dealer

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Manager) for the period ending on the Effective Date, a copy of which is attached as Schedule I hereto (the “Initial O&O Budget”) and the Sub-advisor has reviewed and approved the Initial O&O Budget. On or before the Effective Date, the Advisor or its Affiliates will prepare and present to the Sub-advisor for its review and approval the proposed Organization and Offering Expense budget for the one-year period following the Effective Date for the Advisor and its Affiliates (including Realty Capital Services, LLC in its capacity as Dealer Manager). Thereafter, on or before the 30th day preceding the annual anniversary of the Effective Date, the Advisor or its Affiliates will prepare and present to the Sub-advisor for its review and approval the proposed Organization and Offering Expense budget for the following one-year period for the Advisor and its Affiliates (including Realty Capital Services, LLC in its capacity as Dealer Manager). Each of (1) the Initial O&O Budget, and (2) each such other Organization and Offering Expense budget for the time period specified therein once approved by the Sub-advisor, shall be referred to herein as an “Approved O&O Budget”. It is understood and agreed that neither the Initial O&O Budget nor any other Approved O&O Budget shall cover or refer to selling commissions or the Dealer Manager Fee payable pursuant to the Dealer Manager Agreement.

(B)	Each Approved O&O Budget may contain contingencies for expenditure items anticipated in good faith by the Advisor and its Affiliates, but the precise amounts of which are unknown at the time of preparation and submission thereof to the Sub-advisor for approval. Within 30 days after each proposed Organization and Offering Expense budget is submitted to it, the Sub-advisor shall notify the Advisor in writing (1) that it approves the proposed budget or (2) of the revisions it reasonably believes should be made to such proposed budget. If the Sub-advisor fails to respond within such 30-day period, the Sub-advisor shall be deemed to have approved the proposed budget and such proposed budget shall become the Approved O&O Budget for the time periods specified therein. If the Sub-advisor withholds its approval of any proposed budget, then the Parties shall negotiate a mutually acceptable Organization and Offering Expense budget for the Advisor and its Affiliates (including Realty Capital Services, LLC in its capacity as Dealer Manager). For the avoidance of doubt, this Section 11.1(B) shall not apply to the Initial O&O Budget.

(C)

Notwithstanding anything to the contrary contained herein or in any other agreement, the Advisor shall ensure that it and its Affiliates shall not make any expenditure of Company funds or of funds for which reimbursement is sought from the Company or Sub-advisor, or commit to make any such expenditure, except as provided for in an Approved O&O Budget; provided, however, with respect to any line item in an Approved O&O Budget, the Advisor and its Affiliates may incur up to 115% of the amount budgeted therefor; provided further, however, with respect to any line item in an Approved O&O Budget, the Advisor and its Affiliates may incur in

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excess of 115% of the amount budgeted therefor with the approval of the Sub-advisor.

(D)	The Advisor and Sub-advisor have caused their Affiliates to fund $75,000 and $425,000, respectively, into their respective bank accounts, and Advisor and Sub-advisor will bear the initial $500,000 of Organization and Offering Expenses (excluding underwriting and brokerage discounts and commissions) in the ratio of 15% to 85%, respectively. After such initial $500,000 of Organization and Offering Expenses have been borne as aforesaid, Sub-advisor will fund 100% of all Organization and Offering Expenses (excluding underwriting and brokerage discounts and commissions, but including third-party due diligence fees set forth in detailed and itemized invoices).

11.2	Property Level Agreements. The Parties agree to use their best efforts to cause the Company, subject to approval by the Company’s Board of Directors, to enter into a Master Property Management, Leasing, and Construction Management Agreement with an Affiliate of the Sub-advisor consistent with the description of the same in the Prospectus. Advisor shall have the right to review and comment upon such master agreement, and to approve such master agreement (such approval not to be unreasonably withheld), prior to submission to the Board. Advisor agrees that it shall have no right in the fees generated pursuant to such master agreement.

11.3	Advisor, Advisory Agreement and Dealings with Company.

(A)	Advisor agrees to inform and make Sub-advisor a party to all negotiations between Advisor and the Company regarding any proposed amendment of the Advisory Agreement. No amendment to the Advisory Agreement will be agreed upon or permitted if such amendment would impact the rights or obligations of the Sub-advisor without the Sub-advisor’s consent and signature.

(B)	Advisor agrees to allow Sub-advisor to present and recommend to the Company all investment opportunities recommended by Sub-advisor.

Article 12

Certain Transfers

12.1

Transfers. The Parties have selected one another based on the experience and personnel of each other and their Affiliates. Accordingly, each Party agrees that it is mutually desirable to restrict changes in ownership of each Party. Each Party agrees to amend, to the extent necessary, its governing documents to restrict transferability of any direct or indirect interest in such Party by such Party’s Key Persons unless both Parties jointly agree as otherwise permitted by this Article 12; provided, however, that any transfer of an interest in either Party by any of such

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Party’s Key Persons, by any entity controlled by a Key Person of such Party or by any Immediate Family Member of a Key Person of such Party shall be permitted without any approval so long as (i) the transferee of such interest is an Immediate Family Member of a Key Person of such Party, and (ii) one or more of the Key Persons of such Party retain management and voting control over such interest held by such transferee at all times after the applicable transfer occurs.

12.2	Prohibited Transfers.

(A)	Except for Permitted Transfers and other transfers made in accordance with, and as permitted by, this Agreement, neither Party (1) will allow any direct or indirect transfer of interests therein by its applicable Key Persons, and (2) will directly or indirectly transfer any part of its direct or indirect ownership interest in the Company (if any), whether in each such case voluntarily or by foreclosure, assignment in lieu thereof or other enforcement of a pledge, hypothecation or collateral assignment without the prior approval of the other Party.

(B)	“Permitted Transfer” (for which no approval by the other Party shall be required) means either of the following:

(1)	any transfer of all or any portion of the direct or indirect interest in the Company held by a Party (if any) to any Affiliate of such Party; provided, however, that in each such case the transferee executes an instrument agreeing to be bound by the provisions of this Agreement to the extent applicable to the transferor; and

(2)	any transfer of all or any portion of the direct or indirect interest in a Party held, directly or indirectly, by such Party’s Key Persons or Immediate Family Members; provided, however, that either (a) either or both of such Party’s Key Persons remain involved with the material decision-making and actions of such Party for the applicable Transfer Restriction Period (for the sake of clarity, after the applicable Transfer Restriction Period, each Party is permitted to allow the effecting of a transfer of all or any portion of the direct or indirect interest in such Party without regard to the continued involvement of such Party’s Key Persons) or (b) in the case of the Advisor, the transfer occurs after the Offering Period and the applicable transferee agrees to cede any decision making and governance authority relating to the Company (including making Major Decisions) to the Sub-advisor.

Article 13

Representations, Warranties, and Agreements

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13.1	The Advisor and the Sub-advisor each hereby represents and warrants to, and agrees with, the other as follows:

(A)	Such Party is duly formed and validly existing under the laws of the jurisdiction of its organization;

(B)	Such Party has full power and authority to enter into this Agreement and to conduct its business to the extent contemplated in this Agreement;

(C)	This Agreement has been duly authorized, executed and delivered by such Party and constitutes the valid and legally binding agreement of such Party, enforceable in accordance with its terms against such Party, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights generally, and by general equitable principles.

(D)	The execution and delivery of this Agreement by such Party and the performance of its duties and obligations hereunder do not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate to which such Party is a party or by which it is bound or to which its properties are subject or require any authorization or approval under or pursuant to any of the foregoing, or violate any statute, regulation, law, order, writ, injunction, judgment or decree to which such Party is subject;

(E)	Such Party is not aware of any facts pertaining to such Party or its Affiliates that would cause such Party, or any of such Party’s Affiliates, to be unable to discharge timely the obligations of such Party or its Affiliates under this Agreement or the obligations of the Company under any agreement to which any of them is a party;

(F)	To the knowledge of such Party, no consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the part of such Party is required for the execution and delivery of this Agreement by such Party and the performance of its obligations and duties hereunder and such execution, delivery and performance shall not violate any other agreement to which such Party is bound;

(G)

Such Party recognizes that DLA Piper LLP (US) is representing and in the future may represent the Sub-advisor, its Affiliates and the Company with respect to matters in this Agreement and on other unrelated matters, and acknowledges that it has been notified of this representation and that it has been suggested that it retain independent counsel in reviewing this Agreement and the terms agreed to herein. The Advisor hereby waives all

15

conflicts of interest regarding DLA Piper with respect thereto and hereby waives all rights to disqualify DLA Piper from representing the Sub-advisor, its Affiliates, and the Company in any matter at any time;

(H)	Such Party recognizes that Proskauer Rose LLP is representing and in the future may represent the Advisor, the Dealer Manager, their Affiliates and the Company with respect to matters in this Agreement and on other unrelated matters, and acknowledges that it has been notified of this representation and that it has been suggested that it retain independent counsel in reviewing this Agreement and the terms agreed to herein. The Sub-Advisor hereby waives all conflicts of interest regarding Proskauer Rose LLP with respect thereto and hereby waives all rights to disqualify Proskauer Rose LLP from representing the Advisor, the Dealer Manager, their Affiliates and the Company in any matter at any time;

(I)	Except as specifically provided in this Agreement, such Party is not relying upon the other Party, the Company or their respective Affiliates or advisors, in connection with any of the matters referred to in this Agreement, including any projections, information, due diligence, representations or warranties (express or implied, oral or written), statements or other matters concerning the Company, the other Party, or otherwise, and each Party hereby confirms that it has conducted an independent investigation of the facts regarding the same (or has chosen not to do so at such Party’s peril);

(J)	The Party is not acting as the representative or agent or in any other capacity, fiduciary or otherwise, on behalf of another Person in connection with the Company or the other matters referred to in this Agreement;

(K)	Such Party is aware that the other Party and/or Affiliates of such other Party now and in the future shall be, and in the past have been, engaged in businesses which are competitive with that of the Company. Each of the Parties hereby acknowledges and agrees that the Parties’ obligations with respect to all future activities which are in competition with the Company are as set forth in Article 8;

(L)	Such Party is aware that compensation and reimbursements may be payable to Affiliates of the Parties by the Company, as addressed in this Agreement, the Advisory Agreement and the Dealer Manager Agreement;

(M)	No Party is required to cause the controlling persons of such Party to devote any specific portion of their time to Company business other than as necessary to fulfill such Parties’ obligations under this Agreement and the Advisory Agreement, as the case may be, and such controlling persons are expected to spend substantial amounts of their time on activities that are unrelated to the Company;

16

(N)	Such Party understands that the other Party is relying on the accuracy of the representations set forth in this Article 13 in entering into this Agreement;

(O)	Such Party has not granted to any third party rights that would be inconsistent with the rights granted to the other Party by this Agreement;

(P)	Such Party has all requisite licenses to do and perform all acts and receive all fees as contemplated by this Agreement and the Advisory Agreement; and

(Q)	None of its principals has been convicted of any felony, or convicted of any misdemeanor involving moral turpitude (including fraud), or entered a plea of nolo contendere in connection with any felony or any such misdemeanor.

13.2	The Sub-advisor hereby represents and warrants to, and agrees with, the Advisor as follows:

(A)	The staff and employees of the Sub-advisor and its Affiliates have the skills, knowledge of and expertise in property selection, acquisitions/development, financing, asset and property management, and dispositions as to perform their respective duties and obligations hereunder; and

(B)	The Sub-advisor is sophisticated in real estate and securities transactions, has been granted access to such financial and other material information concerning the Company, the other Party and the other Party’s Affiliates, and their respective current and anticipated operations and such due diligence materials as it deems necessary or advisable, as it has requested or may require in connection with its investment (including an advance of expenses that may be reimbursed) in the Company, is able, either directly or through its agents and representatives, to evaluate such information and any due diligence materials provided or made available to it from time to time hereunder, and is able to bear the financial risk of loss presented by an investment in the Company, particularly in light of the risks that would be disclosed by a detailed analysis thereof (its access to which, to the full extent any Party has requested, hereby is confirmed by each Party);

Article 14

Term And Termination of the Agreement

14.1	Term. This Agreement shall have an initial term of one year from the date hereof and shall be renewed for an unlimited number of successive one-year terms upon renewal of the Advisory Agreement. This Agreement shall be co-terminus with the Advisory Agreement.

17

14.2	Termination. Subject to last sentence of Section 14.1:

(A)	This Agreement may only be terminated (1) by the Advisor upon 60 days’ prior written notice by the Advisor to the Sub-advisor with approval of a majority of the Conflicts Committee, or (2) by the Sub-advisor upon 60 days’ prior written notice by the Sub-advisor to the Advisor;

(B)	This Agreement may be terminated by the Advisor, if the Sub-advisor materially breaches this Agreement; provided, however, that the Sub-advisor shall have 30 calendar days after the receipt of notice of such breach from the Advisor to cure such breach;

(C)	This Agreement may be terminated by the Advisor, as a result of any fraud, criminal conduct, gross negligence or willful misconduct by Sub-Advisor or any Affiliate thereof in any action or failure to act undertaken by such Person pertaining to or having a detrimental effect upon the ability of the Advisor or the Sub-advisor to perform their respective duties hereunder; provided, however, that the Sub-advisor does not cure any such act within 30 calendar days after the receipt of notice of such act (or at such later time as may be stated in the notice) from the Advisor; or

(D)	This Agreement may be terminated by either Party, if the other Party (1) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (2) consents to the entry of an order for relief in an involuntary case under any such law, (3) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for the other Party or for any substantial part of its property, or (4) makes any general assignment for the benefit of creditors under applicable state law;

(E)	This Agreement may be terminated by either Party, if: (1) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect has been commenced against the other Party, and such case has not been dismissed within 60 days after the commencement thereof; or (2) a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) has been appointed for the other Party or has taken possession of the other Party or any substantial part of its property, and such appointment has not been rescinded or such possession has not been relinquished within 60 days after the occurrence thereof; or

(F)	This Agreement may be terminated at any time within five years after the date hereof by the Advisor if both Michael C. Phillips and Jeffrey S. Edison cease to be actively involved in the management of the Sub-advisor.

14.3	Survival upon Termination. Notwithstanding anything else that may be to the contrary herein, the expiration or earlier termination of this Agreement shall not

18

relieve a party for liability for any breach occurring prior to such expiration or earlier termination. The provisions of Articles 1, 5, 6, 10, 13, 14, 16, and 17 shall survive termination of this Agreement.

14.4	Payments on Termination and Survival of Certain Rights and Obligations. After termination of this Agreement, the Sub-advisor shall have the rights to payment and the responsibilities as set forth in Section 13.3 of the Advisory Agreement.

Article 15

Assignment

This Agreement may be assigned by the Sub-advisor (a) to an Affiliate with the consent of the Advisor, such consent not to be unreasonably withheld or delayed, provided that such Affiliate remains at all times thereafter an Affiliate of Phillips Edison Limited Partnership or (b) in a manner meeting the conditions of Section 12.2(B)(2). This Agreement shall not be assigned by the Advisor without the consent of the Sub-Advisor, except in the case of (i) an assignment by the Advisor to the Company whereby the Sub-advisor becomes the advisor to the Company or (ii) an assignment by the Advisor meeting the conditions of Section 12.2(B)(2).

Article 16

Indemnification And Limitation Of Liability

The indemnification and limitation of liability provisions contained in the Advisory Agreement apply to both the Advisor and Sub-advisor. Both Parties agree that neither will take any action inconsistent with such limitation of liability or indemnification provisions.

Article 17

Miscellaneous

17.1	Notices. Any notice, request, demand, approval, consent, waiver or other communication required or permitted to be given hereunder or to be served upon any of the Parties hereto (each a “Notice”) shall be in writing and shall be (a) delivered in person, (b) sent by facsimile transmission (with the original thereof also contemporaneously given by another method specified in this Section 17.1), (c) sent by a nationally-recognized overnight courier service, or (d) sent by certified or registered mail (postage prepaid, return receipt requested), to the address of such Party set forth herein.

To the Advisor:

American Realty Capital II Advisors, LLC

19

405 Park Avenue

New York, New York 10022

Attention: Nicholas S. Schorsch

    Jesse Galloway

with a copy to (which shall not constitute Notice):

Proskauer Rose LLP

1585 Broadway

New York, New York 10036

Attention: Peter M. Fass, Esq.

    James P. Gerkis, Esq.

Telephone: (212) 969-3000

Facsimile: (212) 969-2900

To the Sub-advisor:

Phillips Edison NTR LLC

11501 Northlake Drive

Cincinnati, OH 45249

with a copy to (which shall not constitute Notice):

DLA Piper LLP (US)

4141 Parklake Drive , Suite 300

Raleigh, North Carolina 27612

Attention: Robert Bergdolt

Telephone: (919) 786-2002

Facsimile: (919) 786-2202

Either Party may at any time give Notice in writing to the other Party of a change in its address for the purposes of this Section 17.1. Each Notice shall be deemed given and effective upon receipt (or refusal of receipt).

17.2	Modification. This Agreement shall not be amended, supplemented, changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by both Parties hereto, or their respective successors or permitted assigns.

17.3	Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

17.4	Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect, without regard to the principles of conflicts of laws thereof.

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17.5	Entire Agreement. This Agreement contains the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. In all events, nothing contained herein shall be read, construed, interpreted or applied in any manner that prevents or hinders the Company from qualifying as a real estate investment trust under Section 856(c) of the Code.

17.6	Waiver. Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

17.7	Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

17.8	Titles Not to Affect Interpretation. The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

17.9	Counterparts. This Agreement may be executed with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterpart signature pages or counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.

[The remainder of this page is intentionally left blank.

Signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

American Realty Capital II Advisors, LLC

By:	/s/ William Kahane
William Kahane, President

Phillips Edison NTR LLC

By:	/s/ John B. Bessey
John B. Bessey, President

[Signature Page to First Amended and Restated Sub-advisory Agreement between

American Realty Capital II Advisors, LLC and Phillips Edison NTR LLC]

Schedule I

Initial O&O Budget

Phillips Edison – ARC Shopping Center REIT, Inc.

Estimated Issuer Costs

(Based on $1.5 billion offering)

Pre-Effective Period

Pre-Effective
Period
SEC Registration Fee	97,000
FINRA Filing Fee	75,500
Legal – Issuer	900,000
Legal – Managing BD (including FINRA)	200,000
Printing	150,000
Accounting	115,000
Blue Sky Expenses	50,000
Advertising and Sales Literature	500,000
Miscellaneous – Fulfillment
Seminars	250,000
Other 1 – Investor Relations and Transfer Agent and Fulfillment	175,500
Other 2 – Other Overhead Costs	202,000
Other 3 – Due Diligence	200,000

Total Issuer Costs for the Period	$2,915,000

Appendix A

Form of Advisory Agreement

Exhibit 10.1

Third Amended and Restated

Advisory Agreement

between

Phillips Edison – ARC Shopping Center REIT Inc.

and

American Realty Capital II Advisors, LLC

July 1, 2010

i

13.2 Termination by Either Party	28
13.3 Payments on Termination and Survival of Certain Rights and Obligations	28
Article 14 - Assignment	31
14.1 Assignment of Agreement	31
14.2 Assignment of Payments	31
Article 15 - Indemnification And Limitation Of Liability	31
15.1 Indemnification	31
15.2 Limitation on Indemnification	32
15.3 Limitation on Payment of Expenses	32
Article 16 - Miscellaneous	32
16.1 Notices	32
16.2 Modification	34
16.3 Severability	34
16.4 Construction	34
16.5 Entire Agreement	34
16.6 Waiver	34
16.7 Gender	35
16.8 Titles Not to Affect Interpretation	35
16.9 Third Party Beneficiary	35
16.10 Counterparts	35
16.11 Restricted Stock	35

ii

Third Amended and Restated Advisory Agreement

This Second Amended and Restated Advisory Agreement, dated as of July 1, 2010 (this “Agreement”), is between Phillips Edison – ARC Shopping Center REIT Inc., a Maryland corporation (the “Company”), and American Realty Capital II Advisors, LLC, a Delaware limited liability company (the “Advisor”).

W I T N E S S E T H

WHEREAS, the parties entered into the Advisory Agreement on January 11, 2010 (the “Original Agreement”);

WHEREAS, the parties entered into the Amended and Restated Advisory Agreement on March 1, 2010;

WHEREAS, the parties entered into the Second Amended and Restated Advisory Agreement on April 9, 2010 (the “Amended Agreement”);

WHEREAS, the parties have agreed to make certain amendments and desire to amend and restate the Amended Agreement;

WHEREAS, the Company desires to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Board of Directors of the Company, all as provided herein; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board of Directors of the Company, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree that the Amended Agreement hereby is amended and restated to read in its entirety as follows:

Article 1

Definitions

The following defined terms used in this Agreement shall have the meanings specified below:

“Acquisition Expenses” means any and all expenses, excluding the Acquisition Fees, incurred by the Company, the Advisor or any Affiliate of either in connection with the consideration, investigation, selection, evaluation, acquisition or development of any Property, Loan or other Permitted Investment, whether or not acquired or originated, as applicable, including legal fees and expenses, travel and communications expenses, brokerage fees, costs of appraisals, nonrefundable option payments on Properties, Loans or other Permitted Investments not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence.

“Acquisition Fees” means (i) the fees payable to the Advisor pursuant to Section 8.1, and (ii) all other fees and commissions, excluding Acquisition Expenses, paid by any Person to any Person in connection with making or investing in any Property, Loan or other Permitted Investment or the purchase, development or construction of any Property by the Company. Included in clause (ii) above shall be any real estate commission, selection fee, Development Fee, Construction Fee, nonrecurring management fee, loan fees or points or any fee of a similar nature, however designated. Excluded in clause (ii) above shall be Development Fees and Construction Fees paid to Persons not Affiliated with the Advisor or Sub-advisor in connection with the actual development and construction of a Property.

“Advisor” has the meaning set forth at the head of this Agreement.

“Affiliate” means, with respect to any Person, any of the following: (i) any other Person directly or indirectly controlling, controlled by, or under common control with such Person; (ii) any other Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any other Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such Person; and (v) any executive officer, director, trustee, or general partner of such Person. An entity shall not be deemed to control or be under common control with an Advisor- or Sub-advisor-sponsored program unless (A) the entity owns 10% or more of the voting equity interests of such program, or (B) a majority of the board of directors (or equivalent governing body) of such program is composed of Affiliates of the entity. The term “Affiliated” shall have a meaning correlative thereto. For the avoidance of doubt, none of the Company, the Sub-advisor, any subsidiary of the Company, any subsidiary of the Sub-advisor and any other Person controlled by, controlling or under common control with Phillips Edison & Company shall be an Affiliate of the Advisor.

“Appraised Value” means the value according to an appraisal made by an Independent Appraiser.

“Articles of Incorporation” means the Articles of Incorporation of the Company under Title 2 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.

“Asset Management Fee” shall have the meaning set forth in Section 8.2.

“Average Invested Assets” means, for a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Properties, Loans and other Permitted Investments secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such specified period.

“Board of Directors” or “Board” means the persons holding such office, as of any particular time, under the Articles of Incorporation of the Company, whether they be the Directors named therein or additional or successor Directors.

“Board Observer” shall have the meaning set forth in Section 10.1.

“Bylaws” means the bylaws of the Company, as amended from time to time.

“Cash from Financings” means the net cash proceeds realized by the Company from the financing of Properties, Loans or other Permitted Investments or from the refinancing of any Company indebtedness (after deduction of all expenses incurred in connection therewith).

“Cash from Sales and Settlements” means the net cash proceeds realized by the Company: (i) from the sale, exchange or other disposition of any of its assets or any portion thereof after deduction of all expenses incurred in connection therewith; (ii) from the prepayment, maturity, workout or other settlement of any Loan or Permitted Investment or portion thereof after deduction of all expenses incurred in connection therewith; and (iii) from regular principal payments on any Loan (or to the extent applicable, any Permitted Investment). In the case of a transaction described in clause (i)(C) of the definition of “Sale” and clause (i)(B) of the definition of “Settlement,” Cash from Sales and Settlements means the proceeds of any such transaction actually distributed to the Company from the Joint Venture or partnership. Cash from Sales and Settlements shall not include Cash from Financings.

“Cash from Sales, Settlements and Financings” means the total sum of Cash from Sales and Settlements and Cash from Financings.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Company” means Phillips Edison – ARC Shopping Center REIT Inc., a corporation organized under the laws of the State of Maryland.

“Competitive Real Estate Commission” means a real estate or brokerage commission for the purchase or sale of property that is reasonable, customary, and competitive in light of the size, type, and location of the property.

“Conflicts Committee” shall have the meaning set forth in the Company’s Articles of Incorporation.

“Construction Fee” means a fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or to provide major repairs or rehabilitation on a Property.

“Contract Sales Price” means the total consideration received by the Company for the sale of a Property, Loan or other Permitted Investment.

“Cost of Loans and other Permitted Investments” means the sum of the cost of all Loans and Permitted Investments held by the Company, calculated each month on an ongoing basis, and calculated as follows for each Loan or Permitted Investment: the lesser of (i) the amount actually paid or allocated to acquire or fund the Loan or Permitted Investment (inclusive of expenses related thereto and the amount of any debt associated with or used to acquire or fund such Loan or Permitted Investment) and (ii) the outstanding principal amount of such Loan or Permitted Investment, as of the time of calculation. With respect to any Loan or Permitted Investment held by the Company through a Joint Venture or partnership of which it is, directly or indirectly, a co-venturer, such amount shall be the Company’s proportionate share thereof.

“Cost of Real Estate Investments” means the sum of (i) with respect to Properties wholly owned, directly or indirectly, by the Company, the amount actually paid or allocated to the purchase, development, construction or improvement of Properties, inclusive of expenses related thereto, plus the amount of any outstanding debt attributable to such Properties and (ii) in the case of Properties owned by any Joint Venture or partnership in which the Company or the Partnership is, directly or indirectly, a co-venturer or partner, the portion of the amount actually paid or allocated to the purchase, development, construction or improvement of Properties, inclusive of expenses related thereto, plus the amount of any outstanding debt associated with such Properties that is attributable to the Company’s investment in the Joint Venture or partnership.

“Dealer Manager” means (i) Realty Capital Securities, LLC, a Delaware limited liability company, or (ii) any successor dealer manager to the Company.

“Development Fee” means a fee for the packaging of a Property, including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and necessary financing for the Property, either initially or at a later date.

“Director” means a member of the Board of Directors of the Company.

“Disposition Fee” shall have the meaning set forth in Section 8.3.

“Distributions” means any distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

“Financing Fee” shall have the meaning set forth in Section 8.4.

“GAAP” means accounting principles generally accepted in the United States.

“Gross Proceeds” means the aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Organization and Offering Expenses.

“include,” “included,” “including” and “such as” are to be construed as if followed by the phrase “without limitation.”

“Independent Appraiser” means a person with no material current or prior business or personal relationship with the Advisor or the Directors, who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company, and who is a qualified appraiser of real estate as determined by the Board. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers (“M.A.I.”) or the Society of Real Estate Appraisers (“S.R.E.A.”) shall be conclusive evidence of such qualification.

“Initial Public Offering” means the initial public offering of Shares registered on the Registration Statement pursuant to the Securities Act of 1933, as amended.

“Invested Capital” means the amount calculated by multiplying the total number of Shares purchased by Stockholders by the issue price, reduced by any amounts paid by the Company to repurchase or redeem Shares pursuant to the Company’s plan for redemption of Shares or otherwise.

“Joint Venture” means any joint venture, limited liability company or other Affiliate of the Company that owns, in whole or in part, on behalf of the Company any Properties, Loans or other Permitted Investments.

“Listed” or “Listing” shall have the meaning set forth in the Company’s Articles of Incorporation.

“Loans” means mortgage loans and other types of debt financing investments made by the Company or the Partnership, either directly or indirectly, including through ownership interests in a Joint Venture or partnership, and including mezzanine loans, B-notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests, and participations in such loans.

“Management Fee Base” means, for a specified period, the sum of the Cost of Real Estate Investments and the Cost of Loans and other Permitted Investments computed by taking the average of such values at the end of each month during such specified period.

“NASAA Guidelines” means the NASAA Statement of Policy Regarding Real Estate Investment Trusts as in effect on the date hereof.

“Net Income” means, for any period, the total revenues of the Company applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves;

provided, however, that Net Income shall exclude the gain from the sale of the Company’s assets.

“Observer Period” shall have the meaning set forth in Section 10.1.

“Offering” means any offering of Shares that is registered with the SEC pursuant to the Securities Act of 1933, as amended, excluding Shares offered under any employee benefit plan.

“Operating Cash Flow” means Operating Revenue Cash Flows minus the sum of (i) Operating Expenses, (ii) all principal and interest payments on indebtedness and other sums paid to lenders, (iii) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (iv) taxes, (v) incentive fees paid in compliance with Section IV.F. of the NASAA Guidelines and (vi) Acquisition Fees, Acquisition Expenses, real estate commissions on resale of property, and other expenses connected with the acquisition, disposition, and ownership of real estate interests, loans or other property (other than commissions on the sale of assets other than real property), such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.

“Operating Expenses” means all costs and expenses incurred by the Company, as determined under GAAP, that in any way are related to the operation of the Company or to Company business, including fees paid to the Advisor, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization, bad loan reserves, impairments of value, and mark-to-market losses, (v) incentive fees paid in compliance with Section IV.F. of the NASAA Guidelines, and (vi) Acquisition Fees, Acquisition Expenses, real estate commissions on resale of property, property management fees, and other expenses connected with the acquisition, disposition, and ownership of real estate interests, loans or other property (other than commissions on the sale of assets other than real property), such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.

“Operating Revenue Cash Flows” means the Company’s cash flow from ownership and/or operation of (i) Properties, (ii) Loans, (iii) Permitted Investments, (iv) short-term investments, and (v) interests in Properties, Loans and Permitted Investments owned by any Joint Venture or any partnership in which the Company or the Partnership is, directly or indirectly, a co-venturer or partner.

“Organization and Offering Expenses” means all expenses incurred by or on behalf of the Company in connection with or in preparing the Company for registration of and subsequently offering and distributing its Shares to the public, whether incurred before, on or after the date of this Agreement, including total dealer-manager, underwriting and brokerage discounts and commissions; legal fees and expenses of any dealer-manager or underwriter; expenses for printing, engraving and mailing; compensation of employees while engaged in sales activity; charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; expenses of qualification of the sale of the securities under Federal and state laws; taxes and fees, accountants’ and attorneys’ fees and expenses.

“Other Liquidity Event” has the meaning set forth in Section 13.3(F).

“Partnership” means Phillips Edison – ARC Shopping Center Operating Partnership, L.P., a Delaware limited partnership formed to own and operate Properties, Loans and other Permitted Investments on behalf of the Company.

“Permitted Investments” means all investments (other than Properties and Loans) in which the Company acquires an interest, either directly or indirectly, including through ownership interests in a Joint Venture or partnership, pursuant to its Articles of Incorporation, Bylaws and the investment objectives and policies adopted by the Board from time to time, other than short-term investments acquired for purposes of cash management.

“Person” or “person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Property” or “Properties” means any real property or properties transferred or conveyed to the Company, the Partnership, or any subsidiary of the Company or the Partnership, either directly or indirectly, and/or any real property or properties transferred or conveyed to a Joint Venture or partnership in which the Company is, directly or indirectly, a co-venturer or partner.

“Property Manager” means an entity that has been retained to perform and carry out at one or more of the Properties property-management services, excluding Persons retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which are passed through to and ultimately paid by the tenant at such Property.

“Registration Statement” means the registration statement filed by the Company with the SEC pursuant to the Securities Act of 1933, as amended, on Form S-11, as amended from time to time, in connection with the Initial Public Offering.

“REIT” means a “real estate investment trust” under Sections 856 through 860 of the Code.

“Sale” or “Sales” means (i) any transaction or series of transactions whereby: (A) the Company or the Partnership sells, grants, transfers, conveys, or relinquishes its direct or indirect ownership of any Property, Loan or other Permitted Investment or portion thereof, including the transfer of any Property that is the subject of a ground lease, and including any event with respect to any Property, Loan or other Permitted Investment that gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company or the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the direct or indirect interest of the Company or the Partnership in any Joint Venture or partnership in which it is, directly or indirectly, a co-venturer or partner; or (C) any Joint Venture or partnership (in which the Company or the Partnership is, directly or indirectly, a co-venturer or partner) sells, grants, transfers, conveys, or relinquishes its direct or indirect ownership of any Property, Loan or other Permitted Investment or portion thereof, including any event with respect to any Property, Loan or other Permitted Investment that gives rise to insurance claims or condemnation awards, but (ii) not including any transaction or series of transactions specified in clause (i)(A), (i)(B), or (i)(C) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Properties, Loans or other Permitted Investments within 180 days thereafter.

“SEC” means the United States Securities and Exchange Commission.

“Settlement” means (i) the payment of principal, prepayment, maturity, workout or other settlement of any Loan or other Permitted Investment or portion thereof owned, directly or indirectly, by (A) the Company or the Partnership or (B) any Joint Venture or any partnership in which the Company or the Partnership is, directly or indirectly, a partner, but (ii) not including any transaction or series of transactions specified in clause (i)(A) or (i)(B) above in which the proceeds of such prepayment, maturity, workout or other settlement are reinvested in one or more Properties, Loans or other Permitted Investments within 180 days thereafter.

“Shares” means the shares of common stock of the Company, par value $.01 per share.

“Stockholders” means the registered holders of the Shares.

“Stockholders’ 7% Return” means, as of any date, an aggregate amount equal to a 7% cumulative, non-compounded, annual return on Invested Capital (calculated like simple interest on a daily basis based on a three hundred sixty-five day year). For purposes of calculating the Stockholders’ 7% Return, Invested Capital shall be determined for each day during the period for which the Stockholders’ 7% Return is being calculated and shall be calculated net of (1) Distributions of Operating Cash Flow to the extent such Distributions of Operating Cash Flow provide a cumulative, non-compounded, annual return in excess of 7%, as such amounts are computed on a daily basis based on a three hundred sixty-five day year and (2) Distributions of Cash from Sales, Settlements and Financings, except to the extent such Distributions would be required to supplement Distributions of Operating Cash Flow in order to achieve a cumulative, non-compounded, annual return of 7%, as such amounts are computed on a daily basis based on a three hundred sixty-five day year.

“Sub-advisor” means (i) Phillips Edison NTR LLC (formerly known as Phillips Edison & Company SubAdvisor LLC), a Delaware limited liability company, or (ii) any successor sub-advisor to the Advisor.

“Sub-advisory Agreement” means that First Amended and Restated Sub-advisory Agreement between the Advisor and the Sub-advisor, dated as of the date hereof, as the same may be amended, restated or otherwise modified from time to time in accordance with its terms.

“Subordinated Incentive Fee” means the fee payable to the Advisor under certain circumstances if the Shares are Listed, as calculated in Section 8.6.

“Subordinated Performance Fee Due Upon Termination” means the fee payable to the Advisor or its assignees under certain circumstances upon termination of this Agreement, as calculated in Section 13.3.

“Subordinated Share of Cash Flows” means any amount payable to the Advisor or its assignees pursuant to Section 8.5.

“Termination” means the termination of this Agreement in accordance with Article 13 hereof.

“Termination Date” means the date of termination of the Agreement determined in accordance with Article 13 hereof.

“2%/25% Guidelines” has the meaning set forth in Section 9.2(C).

Article 2

Appointment

The Company hereby appoints the Advisor to serve as its advisor and asset manager on the terms and subject to the conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

Article 3

Duties Of The Advisor

The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets. The Advisor undertakes to use commercially reasonable efforts to present to the Company potential investment opportunities and to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board. Subject to the limitations set forth in this Agreement, including Article 4 hereof, consistent with the provisions of the Articles of Incorporation and Bylaws and the continuing and exclusive authority of the Board over the supervision of the Company, the Advisor shall, either directly or by engaging an Affiliate, the Sub-advisor or third party, perform the following duties:

3.1	Organizational and Offering Services. The Advisor shall perform all services related to the organization of the Company or any Offering or private sale of the Company’s securities, other than services that (i) are to be performed by the Dealer Manager, (ii) the Company elects to perform directly or (iii) would require the Advisor to register as a broker-dealer with the SEC or any state.

3.2	Acquisition Services. The Advisor shall:

(A)	Serve as the Company’s investment and financial advisor and provide relevant market research and economic and statistical data in connection with the Company’s assets and investment objectives and policies;

(B)	Subject to Article 4 hereof and the investment objectives and policies of the Company: (a) locate, analyze and select potential investments; (b) structure and negotiate the terms and conditions of transactions pursuant to which investments in Properties, Loans and other Permitted Investments will be made; (c) acquire, originate and dispose of Properties, Loans and other Permitted Investments on behalf of the Company (including through Joint Ventures); (d) arrange for financing and refinancing and make other changes in the asset or capital structure of investments in Properties, Loans and other Permitted Investments; (e) select Joint Venture partners and structure corresponding agreements; and (f) enter into leases, service contracts and other agreements for Properties, Loans and other Permitted Investments;

(C)	Perform due diligence on prospective investments and create due diligence reports summarizing the results of such work;

(D)	Prepare reports regarding prospective investments that include recommendations and supporting documentation necessary for the Directors to evaluate the proposed investments;

(E)	Obtain reports (which may be prepared by the Advisor, the Sub-advisor or their Affiliates), where appropriate, concerning the value of contemplated investments of the Company;

(F)	Deliver to or maintain on behalf of the Company copies of all appraisals obtained in connection with the Company’s investments; and

(G)	Negotiate and execute approved investments and other transactions, including Settlements of Loans and other Permitted Investments.

3.3	Asset Management Services. The Advisor shall (or shall retain other Persons to (but shall remain responsible to the Company)):

(A)	Real Estate and Related Services:

(1)	Investigate, select and, on behalf of the Company, engage and conduct business with (including enter contracts with) and supervise the performance of such Persons as the Advisor deems necessary to the proper performance of its obligations as set forth in this Agreement, including consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, security investment advisors, mortgagors, the registrar and the transfer agent, construction companies, Property Managers and any and all Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services;

(2)	Negotiate and service the Company’s debt facilities and other financings and negotiate on behalf of the Company with banks or other lenders for debt facilities to be made to the Company or with investment banking firms and broker-dealers or negotiate private sales of Shares or obtain debt facilities for the Company, but in no event in such a manner so that the Advisor shall be acting as a broker-dealer or underwriter; provided, however, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company;

(3)	Monitor applicable markets and obtain reports (which may be prepared by the Advisor, the Sub-advisor or their Affiliates) where appropriate, concerning the value of investments of the Company;

(4)	Monitor and evaluate the performance of each asset of the Company and the Company’s overall portfolio of assets, provide daily management services to the Company and perform and supervise the various management and operational functions related to the Company’s investments;

(5)	Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, investment, improvement, financing and refinancing, marketing, leasing and disposition of Properties, Loans and other Permitted Investments on an overall portfolio basis;

(6)	Consult with the Company’s officers and the Board and assist the Board in the formulation and implementation of the Company’s financial policies, and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company;

(7)	Oversee the performance by the Property Managers of their duties, including collection and proper deposits of rental payments and payment of Property expenses and maintenance;

(8)	Conduct periodic on-site property visits to some or all (as the Advisor or its designee deems reasonably necessary) of the Properties to inspect the physical condition of the Properties and to evaluate the performance of the Property Managers;

(9)	Review, analyze and comment upon the operating budgets, capital budgets and leasing plans prepared and submitted by each Property Manager and aggregate these property budgets into the Company’s overall budget;

(10)	Coordinate and manage relationships between the Company and any co-venturers or partners; and

(11)	Consult with the Company’s officers and the Board and provide assistance with the evaluation and approval of potential asset dispositions, sales and refinancings.

(B)	Accounting and Other Administrative Services:

(1)	Provide the day-to-day management of the Company and perform and supervise the various administrative functions reasonably necessary for the management of the Company;

(2)	From time to time, or at any time reasonably requested by the Board, make reports to the Board on the Advisor’s performance of services to the Company under this Agreement;

(3)	Make reports to the Conflicts Committee each quarter of the investments that have been made by other programs sponsored by the Advisor, the Sub-advisor or any of their respective Affiliates, as well as any investments that have been made by the Advisor, Sub-advisor or any of their Affiliates directly, in each case to the extent such investments constitute a conflict of interest or a potential conflict of interest with the investment policies and objectives of the Company;

(4)	Provide or arrange for any administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s business and operations;

(5)	Provide financial and operational planning services;

(6)	Maintain accounting and other record-keeping functions at the Company and investment levels, including information concerning the activities of the Company as shall be required to prepare and to file all periodic financial reports, tax returns and any other information required to be filed with the SEC, the Internal Revenue Service and any other regulatory agency;

(7)	Maintain and preserve all appropriate books and records of the Company;

(8)	Provide tax and compliance services and coordinate with appropriate third parties, including the Company’s independent auditors and other consultants, on related tax matters;

(9)	Provide the Company with all necessary cash management services;

(10)	Deliver to, or maintain on behalf of, the Company copies of all appraisals obtained in connection with Properties, Loans and Permitted Investments;

(11)	Manage and coordinate with the transfer agent the monthly dividend process and payments to Stockholders;

(12)	Consult with the Company’s officers and the Board and assist the Board in evaluating and obtaining adequate insurance coverage based upon risk management determinations;

(13)	Consult with the Company’s officers and the Board and assist the Board in evaluating various liquidity events when appropriate;

(14)	Provide the Company’s officers and the Board with timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with such matters, including compliance with the Sarbanes-Oxley Act of 2002;

(15)	Consult with the Company’s officers and the Board relating to the corporate governance structure and appropriate policies and procedures related thereto;

(16)	Perform all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law, including federal and state securities laws and the Sarbanes-Oxley Act of 2002;

(17)	Notify the Board of all proposed material transactions before they are completed; and

(18)	Do all things necessary to assure its ability to render the services described in this Agreement.

3.4	Stockholder Services. The Advisor shall (or shall retain other Persons to (but shall remain responsible to the Company)):

(A)	Manage services for and communications with Stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications;

(B)	Oversee the performance of the transfer agent and registrar;

(C)	Establish technology infrastructure to assist in providing Stockholder support and service; and

(D)	Consistent with Section 3.1, perform the various subscription processing services reasonably necessary for the admission of new Stockholders.

3.5	Other Services. Except as provided in Article 7, the Advisor shall perform any other services reasonably requested by the Company (acting through the Conflicts Committee).

Article 4

Authority of Advisor

4.1	General. All rights and powers to manage and control the day-to-day business and affairs of the Company shall be vested in the Advisor. The Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Advisor or the Company or to the Sub-advisor as it may deem appropriate. Any authority delegated by the Advisor to any other Person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Agreement or the Articles of Incorporation.

4.2

Powers of the Advisor. Subject to the express limitations set forth in this Agreement, to the continuing and exclusive authority of the Board over the supervision of the Company, and to the right of the Advisor to delegate its responsibilities pursuant to Section 4.1, the power to direct the management, operation and policies of the Company shall be vested in the Advisor, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable or incidental thereto to perform its obligations under this Agreement.

4.3	Approval by the Board. Notwithstanding the foregoing, the Advisor may not take any action on behalf of the Company without the prior approval of the Board or duly authorized committees thereof if the Articles of Incorporation or Maryland General Corporation Law require the prior approval of the Board. The Advisor will deliver to the Board all documents reasonably required by it to evaluate a proposed investment (and any related financing).

4.4	Modification or Revocation of Authority of Advisor. The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority or approvals set forth in Article 3 hereof and this Article 4; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of such notification.

Article 5

Bank Accounts

The Advisor may establish and maintain one or more bank accounts in its own name for the account of the Company or in the name of the Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Board may approve; provided, that no funds shall be commingled with the funds of the Advisor. The Advisor shall upon request render appropriate accountings of such collections and payments to the Board and the independent auditors of the Company.

Article 6

Records And Financial Statements

The Advisor, in the conduct of its responsibilities to the Company, shall maintain adequate and separate books and records for the Company’s operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded. Such books and records shall be the property of the Company and shall be available for inspection by the Board and by counsel, auditors and other authorized agents of the Company, at any time or from time to time during normal business hours. Such books and records shall include all information necessary to calculate and audit the fees or reimbursements paid under this Agreement. The Advisor shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect the Company’s assets from theft, error or fraudulent activity. All financial statements that the Advisor delivers to the Company shall be prepared on an accrual basis in accordance with GAAP, except for special financial reports that by their nature require a deviation from GAAP. The Advisor shall liaise with the Company’s officers and independent auditors and shall provide such officers and auditors with the reports and other information that the Company so requests.

Article 7

Limitation On Activities

Notwithstanding any provision in this Agreement to the contrary, the Advisor shall not take any action that, in its sole judgment made in good faith, would (i) adversely affect the ability of the Company to qualify or continue to qualify as a REIT under the Code (unless the Board has determined that REIT qualification is not in the best interests of the Company and its Stockholders), (ii) subject the Company to regulation under the Investment Company Act of 1940, as amended, (iii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Shares or its other securities, (iv) require the Advisor to register as a broker-dealer with the SEC or any state, or (v) violate the Articles of Incorporation or Bylaws. In the event an action that would violate any of clauses (i) through (v) of the preceding sentence but such action has been ordered by the Board, the Advisor shall notify the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given.

Article 8

Fees

8.1

Acquisition Fees. As compensation for the investigation, selection, sourcing and acquisition or origination (by purchase, investment or exchange) of Properties, Loans and other Permitted Investments, the Company shall pay an Acquisition Fee calculated as set forth below in this Section 8.1 to the Advisor or its assignees for each such investment (whether an acquisition or origination). With respect to the acquisition or origination of a Property, Loan or other Permitted Investment to be owned, directly or indirectly, by the Company or the Partnership, the Acquisition Fee payable to the Advisor or its assignees shall equal 1.0% of the sum of the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the Property, Loan or other Permitted Investment, inclusive of the Acquisition Expenses associated with such Property, Loan or other Permitted Investment and the amount of any debt associated with, or used to fund the investment in, such Property, Loan or other Permitted Investment, but exclusive of the Acquisition Fee payable to the Advisor or its assignees. The calculation of Acquisition Fees payable to the Advisor or its assignees will also include any amounts incurred or reserved for capital expenditures that will be used to provide funds for capital improvements and repairs applied to any real property investment acquired where the Company plans to add value. With respect to the acquisition or origination of a Property, Loan or other Permitted Investment through any Joint Venture or any partnership in which the Company or the Partnership is, directly or indirectly, a co-venturer or partner, the Acquisition Fee payable to the Advisor or its assignees shall equal 1.0% of the portion that is attributable to the Company’s or the Partnership’s direct or indirect investment in such Joint Venture or partnership of the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the Property, Loan or other Permitted Investment, inclusive of the Acquisition Expenses associated with such Property, Loan or other Permitted Investment, plus the amount of any debt associated with, or used to fund the investment in, such Property, Loan or other Permitted Investment, but exclusive of the Acquisition Fee so payable to the Advisor or its assignees. The Advisor shall submit an invoice to the Company following the closing or closings of each acquisition or origination, accompanied by a computation of the Acquisition Fee. The Acquisition Fee payable to the Advisor or its assignees shall be paid at the closing of the transaction upon receipt of the invoice by the Company.

8.2	Asset Management Fee. The Company shall pay the Advisor or its assignees as compensation for the services described in Section 3.3 hereof a quarterly fee (the “Asset Management Fee”) in an amount equal to 0.25% of the Management Fee Base. The Asset Management Fee is payable quarterly in advance, on January 1, March 1, July 1 and October 1, in the amount of 0.25% of the Management Fee Base for the preceding fiscal quarter. The Advisor shall submit an invoice to the Company, accompanied by a computation of the Asset Management Fee for the applicable period. The Asset Management Fee will be appropriately pro rated for any partial fiscal quarter.

8.3

Disposition Fees. If the Advisor or Sub-advisor or any of their Affiliates provides a substantial amount of services (as determined by the Conflicts Committee) in connection with a Sale, then the Advisor or its assignees shall receive a fee at the closing (a “Disposition Fee”) equal to 2.0% of the Contract Sales Price; provided, however, that no Disposition Fee shall be payable if the Sale is to an Affiliate of either the Advisor or the Sub-Advisor; provided further, however, that the payment of any Disposition Fees by the Company shall be subject to any limitations contained in the Company’s Articles of Incorporation. Any Disposition Fee payable under this Section 8.3 may be paid in addition to commissions paid to non-Affiliates, provided that the total commissions (including such Disposition Fee) paid to all Persons by the Company for each Sale shall not exceed an amount equal to the lesser of (i) 6.0% of the aggregate Contract Sales Price of each applicable Property, Loan or other Permitted Investment and (ii) the Competitive Real Estate Commission for each applicable Property, Loan or other Permitted Investment. Substantial assistance in connection with the Sale of a Property includes the preparation of an investment package for the Property (including a new investment analysis, rent rolls, tenant information regarding credit, a property title report, an environmental report, a list of prospective buyers, a structural report and exhibits) or such other substantial services performed by the Advisor or Sub-advisor or any of their Affiliates in connection with a Sale. The Disposition Fee payable to the Advisor or its assignees shall be paid at the closing of the transaction upon receipt of the invoice by the Company.

8.4	Financing Fee. In the event of any debt financing obtained by or for the Company, the Company will pay to the Advisor or its assignees upon the closing of such debt financing a fee (a “Financing Fee”) equal to (i) 0.75% of the amount available under such debt financing, whether at the Company, Partnership, or any direct or indirect subsidiary level, and (ii) 0.75% of the portion that is attributable to the Company’s or the Partnership’s direct or indirect investment in a Joint Venture or partnership in which the Company or the Partnership is, directly or indirectly, a co-venturer or partner. The Advisor (or Sub-advisor) may reallow all or a portion of any Financing Fee to reimburse a non-Affiliated third party with whom it may subcontract to procure any such debt financing. All or any portion of the Financing Fees not taken as to any fiscal year shall be deferred without interest and may be paid in such other fiscal year as the Advisor shall determine.

8.5	Subordinated Share of Cash Flows. The Company will pay, from time to time when available, Subordinated Share of Cash Flows to the Advisor or its assignees in an amount equal to 15% of Operating Cash Flow and 15% of Cash from Sales, Settlements and Financings remaining after the Stockholders have received Distributions of Operating Cash Flow and of Cash from Sales, Settlements and Financings such that the owners of all outstanding Shares have received Distributions in an aggregate amount equal to the sum of, as of such point in time:

(A)	the Stockholders’ 7% Return; and

(B)	Invested Capital.

When determining whether the above threshold has been met:

(1)	Any stock dividend shall not be included as a Distribution; and

(2)	Distributions paid on Shares repurchased or redeemed by the Company (and thus no longer included in the determination of Invested Capital) shall not be included as a Distribution.

Following Listing, no Subordinated Share of Cash Flows will be paid to the Advisor or its assignees.

8.6

Subordinated Incentive Fee. Upon Listing, the Advisor or its assignees shall be entitled to the Subordinated Incentive Fee in an amount equal to 15.0% of the amount by which (i) the market value of the outstanding Shares, measured by taking the average closing price or the average of the bid and asked price, as the case may be, over a period of 30 days during which the Shares are traded, with such period beginning 180 days after Listing (the “Market Value”), plus the total of all Distributions paid to Stockholders (excluding any stock dividends and any

Distributions paid on Shares that have been repurchased or redeemed by the Company) from the Company’s inception until the date that Market Value is determined, exceeds (ii) the sum of (A) 100% of Invested Capital and (B) the total Distributions required to be paid to the Stockholders as of the date Market Value is determined in order to pay the Stockholders’ 7% Return from inception through the date Market Value is determined. The Company shall have the option to pay such fee in the form of cash, Shares, a promissory note or any combination of the foregoing. The Subordinated Incentive Fee will be reduced by the amount of any prior payments to the Advisor or its assignees of Subordinated Share of Cash Flows. In the event the Subordinated Incentive Fee is paid to the Advisor or its assignees following Listing, no additional Subordinated Share of Cash Flows will be paid to the Advisor.

8.7	Other Services. Should the Board request that the Advisor or the Sub-advisor or any Affiliate or director, officer or employee of any of the foregoing render services for the Company other than as set forth in this Agreement, such services shall be separately compensated at such rates and in such amounts as are agreed upon by the Advisor, Sub-advisor or such Affiliate or other Person, on the one hand, and the Board, including a majority of the Conflicts Committee, on the other hand, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.

8.8	Changes to Fee Structure. In the event of Listing, the Company and the Advisor shall negotiate in good faith to establish a fee structure appropriate for a perpetual-life entity.

8.9	Limitation on Acquisition Fees, Acquisition Expenses and Financing Fees. Notwithstanding anything herein to the contrary, the payment of Acquisition Fees, Acquisition Expenses and Financing Fees by the Company shall be subject to the limitations thereon contained in the Articles of Incorporation.

Article 9

Expenses

9.1	General. In addition to the compensation paid to the Advisor pursuant to Article 8 hereof, the Company shall pay directly or reimburse the Advisor or Sub-advisor, as the case may be, for all of the expenses paid or incurred by the Advisor, the Sub-advisor or their Affiliates on behalf of the Company or in connection with the services provided to the Company pursuant to this Agreement, including, but not limited to:

(A)	All Organization and Offering Expenses; provided, however, that:

(1)

the Company shall not reimburse the Advisor or Sub-advisor to the extent such reimbursement would cause the total amount spent by the Company on Organization and Offering Expenses (excluding underwriting and brokerage discounts and commissions, but including third-party due diligence fees and expenses as set forth in detailed and itemized invoices) to exceed 1.5% of Gross Proceeds raised in an Offering as of the termination of such Offering;

(2)	within 60 days after the end of the month in which an Offering terminates, the Advisor shall reimburse the Company to the extent the Company incurred Organization and Offering Expenses (excluding underwriting and brokerage discounts and commissions, but including third-party due diligence fees and expenses as set forth in detailed and itemized invoices) exceeding 1.5% of Gross Proceeds raised in such Offering;

(3)	the Company shall not reimburse the Advisor or Sub-advisor for any Organization and Offering Expenses that the Conflicts Committee determines are not fair and commercially reasonable to the Company; and

(4)	the Company shall not make any reimbursement for any of the following Organization and Offering Expenses incurred by the Dealer Manager that are to be paid out of the Dealer Manager’s fee:

(a)	participating broker-dealer expense reimbursements (including meals with financial advisors and participating broker-dealer client seminars);

(b)	sales seminars sponsored by participating broker-dealers;

(c)	promotional items;

(d)	marketing support;

(e)	expenses in connection with bona fide training and educational meetings;

(f)	wholesaling commissions, wholesaling salaries and wholesaling expense reimbursements (including travel, meals and lodging in connection with the Offering);

(g)	occasional meals and entertainment expenses of participating broker-dealers; and

(h)	legal fees and expenses of the Dealer Manager associated with FINRA-related filings or the drafting and review of any dealer manager agreements, participating broker-dealer agreements and due diligence agreements.

(B)	Acquisition Fees and Acquisition Expenses incurred in connection with the selection and acquisition of Properties, Loans and other Permitted Investments, including such expenses incurred related to assets pursued or considered but not ultimately acquired by the Company; provided, however, that, notwithstanding anything herein to the contrary, the payment of Acquisition Fees and Acquisition Expenses by the Company shall be subject to the limitations contained in the Company’s Articles of Incorporation;

(C)	The actual out-of-pocket cost of goods and services used by the Company and obtained from entities not Affiliated with the Advisor or Sub-advisor, including travel, meals and lodging expenses incurred by the Advisor or Sub-advisor in performing duties associated with the acquisition or origination of Properties, Loans or other Permitted Investments;

(D)	Interest and other costs for borrowed money, including discounts, points and other similar fees;

(E)	Taxes and assessments on income or Properties, taxes as an expense of doing business and any other taxes otherwise imposed on the Company and its business, assets or income;

(F)	Out-of-pocket costs associated with insurance required in connection with the business of the Company or by its officers and Directors;

(G)	Expenses of managing, improving, developing, operating and selling Properties, Loans and other Permitted Investments owned, directly or indirectly, by the Company, as well as expenses of other transactions relating to such Properties, Loans and other Permitted Investments, including prepayments, maturities, workouts and other settlements of Loans and other Permitted Investments;

(H)	All out-of-pocket expenses in connection with payments to the Board and meetings of the Board and Stockholders;

(I)	All out-of-pocket expenses associated with a Listing, if applicable;

(J)	Personnel and related employment costs incurred by the Advisor, the Sub-advisor or their Affiliates in performing the services described in Article 3 hereof, including reasonable salaries and wages (but excluding bonuses), benefits and overhead of all employees directly involved in the performance of such services; provided, however, that no reimbursement shall be made for costs of such employees of the Advisor, Sub-advisor or their Affiliates to the extent that such employees performed services for which the Advisor received Acquisition Fees, Financing Fees or Disposition Fees;

(K)	Out-of-pocket expenses of providing services for and maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(L)	Audit, accounting and legal fees, and other fees for professional services relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Board, the Conflicts Committee or any other committee of the Board;

(M)	Out-of-pocket costs for the Company to comply with all applicable laws, regulations and ordinances;

(N)	Expenses connected with payments of Distributions made or caused to be made by the Company to the Stockholders;

(O)	Expenses of organizing, redomesticating, merging, liquidating or dissolving the Company or of amending the Articles of Incorporation or the Bylaws; and

(P)	All other out-of-pocket costs incurred by the Advisor or Sub-advisor in performing the Advisor’s duties hereunder.

9.2	Timing of and Additional Limitations on Reimbursements.

(A)	Expenses incurred by the Advisor or Sub-advisor on behalf of the Company and reimbursable pursuant to this Article 9 shall be reimbursed no less than monthly to the Advisor or Sub-advisor in the manner and proportion directed by the Advisor and Sub-advisor. The Advisor shall prepare a statement documenting the expenses of the Company during each quarter and shall deliver such statement to the Company within 45 days after the end of each quarter.

(B)	Notwithstanding anything else in this Article 9 to the contrary, the expenses enumerated in this Article 9 shall not become reimbursable to the Advisor unless and until the Company has raised $2,500,000 in the Initial Public Offering.

(C)

Commencing upon the earlier to occur of the end of the fourth fiscal quarter after (1) the Company’s acquisition of its first real estate asset and (2) six months after the commencement of the Initial Public Offering, the following limitation on Operating Expenses shall apply: The Company shall not reimburse the Advisor or Sub-advisor at the end of any fiscal quarter for the portion of Operating Expenses that in the four consecutive fiscal quarters then ended (the “Expense Year”) exceeds (the “Excess Amount”) the greater of (i) 2% of Average Invested Assets and (ii) 25% of Net Income (the “2%/25% Guidelines”) for such year unless the Conflicts Committee determines that the Excess Amount was justified, based on unusual and nonrecurring factors that the Conflicts Committee deems sufficient. If the Conflicts Committee does not approve the Excess Amount as being so justified, the Advisor or Sub-advisor shall repay to the Company any Excess Amount paid to the Advisor or Sub-advisor during a fiscal quarter. If the Conflicts Committee determines the Excess Amount was justified, then, within 60 days after the end of any fiscal quarter of the Company for which total reimbursed Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the Advisor, at the direction of the Conflicts Committee, shall cause such fact to be disclosed to the Stockholders in writing (or the Company shall disclose such fact to the Stockholders in the next quarterly report of the Company or by filing a Current Report on Form 8-K with the SEC within 60 days of such quarter end), together with an explanation of the factors the Conflicts Committee considered in determining that the Excess Amount was justified. The Company will ensure that such determination will be reflected in the minutes of the meetings of the Board. All figures used in the foregoing computation shall be determined in accordance with GAAP applied on a consistent basis.

Article 10

Voting Agreement

10.1

Election of Directors. The Company agrees that it will take such actions that are necessary to cause William M. Kahane, Nicholas Schorsch or another representative of the Advisor reasonably satisfactory to the Company and Sub-advisor to be a member of the initial Board of Directors of the Company if such representative executes an advance letter of resignation to become effective upon such time that the Advisor is no longer serving as the advisor to the Company. The Company agrees that if a representative of the Advisor is not a member of the Board of Directors of the Company during the Observer Period, the Advisor shall have the right to appoint William Kahane, Nicholas Schorsch or another representative of the Advisor reasonably satisfactory to Company and the Sub-advisor as a board observer (the “Board Observer”) who shall be entitled to attend all meetings of the Company’s Board of Directors and all committees thereof (excluding any committee meeting of independent directors to which none of the Company’s management and non-independent directors is invited), participate in discussions of matters before the Board or any committee thereof and receive copies of all materials furnished to the Board or any committee thereof, including notices, minutes, consents and any and all other materials provided to directors (other than any materials that outside counsel for the Company has reasonably determined in writing that the furnishing thereof to the Board Observer would result in the loss of the Company’s attorney/client privilege); provided, however, that the Board Observer shall have no voting rights with respect to actions taken or elected not to be taken by the Board or any committee thereof. Prior to attending any meeting of the Board or a committee thereof, the Board Observer shall agree in writing to a customary confidentiality agreement. As used herein, “Observer Period” means the earlier to occur of (i) the fifth anniversary of the effective date of the Initial Public Offering and (ii) if the Company terminates this Agreement, the effective date of such termination.

10.2	Other Voting of Shares. The Advisor agrees that, with respect to any Shares now or hereinafter owned by it, the Advisor will not vote or consent on matters submitted to the stockholders of the Company regarding (i) the removal of the Advisor or any Affiliate of the Advisor or (ii) any transaction between the Company and the Advisor or any of its Affiliates. This voting restriction shall survive until such time that the Advisor is no longer serving as such.

Article 11

Relationship Of Advisor And Company; Other Activities Of The Advisor

11.1	Relationship. The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Except as set forth in Section 11.3, nothing herein contained shall prevent the Advisor or any of its Affiliates from engaging in or earning fees from other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or any of its Affiliates. Nor shall this Agreement limit or restrict the right of any manager, director, officer, member, partner, employee or equityholder of the Advisor or any of its Affiliates to engage in or earn fees from any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein, and earn fees for rendering such advice and service. Specifically, it is contemplated that the Company may enter into Joint Ventures or other similar co-investment arrangements with certain Persons, and pursuant to the agreements governing such Joint Ventures or other similar co-investment arrangements, the Advisor may be engaged to provide advice and service to such Persons, in which case the Advisor will earn fees for rendering such advice and service. The Advisor shall promptly disclose to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or which would reasonably result in a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person (it being understood and agreed that the conditions and circumstances referred to in the second paragraph of Section 11.3 are deemed to have been disclosed to the Board for purposes of this Section 11.1).

11.2

Time Commitment. The Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement. The Company acknowledges that the Advisor and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.

11.3	Investment Opportunities. The Advisor shall be required to use commercially reasonable efforts to present a continuing and suitable investment program to the Company that is consistent with the investment policies and objectives of the Company. So long as the Advisor is acting in its capacity as advisor under this Agreement, the Advisor will not (and will cause its Affiliates to not) (i) pursue any opportunity to acquire any Property, Loan or other Permitted Investment that fits within the Company’s strategy, or (ii) offer such Property, Loan or other Permitted Investment to a third party, in each case unless and until such opportunity is first presented to the Company. The Company shall have 30 days from the date of its receipt of a complete written offering package relating to such opportunity, customary in scope and content, to notify the Advisor of the Company’s decision as to whether or not to pursue such opportunity. If the Company fails so to notify the Advisor within such 30-day period, the Company shall be deemed to have passed on such opportunity. If the Company passes on such opportunity, then the Advisor or such Affiliate, as the case may be, may acquire the subject investment or offer the subject investment to a third party for a period of 180 days, in each case on terms and conditions (including price) that are not materially different from the terms and conditions set forth in the offering package to the Company. If at the expiration of such 180-day period, such opportunity remains available, then the provisions of this Section 11.3 shall once again apply to such opportunity.

Notwithstanding the preceding, however, the Advisor or any Affiliate of the Advisor shall be permitted to pursue any opportunity or to offer any opportunity to a third party in respect of (i) any net leased retail, office and industrial properties or other property consistent with the investment policies of American Reality Capital Trust, Inc., (ii) any commercial real estate or other real estate investments that relate to office, retail, multi-family residential, industrial and hotel property types, located primarily in the New York metropolitan area or other property consistent with the investment policies of American Realty Capital New York Recovery REIT, Inc., or (iii) any investments to be made by a contemplated non-traded REIT (the “Identified REIT”) that the Advisor or any of its Affiliates described as (a) intending to invest primarily in “power center” real estate developments, (b) being sponsored or co-sponsored by ARC (or one of its Affiliates), the acquisition services for which will be provided by an international commercial and residential real estate developer and manager (or one of its Affiliates), and (c) being the subject of an executed letter of intent or term sheet between the Advisor (or one of its Affiliates) and such international commercial and residential real estate developer and manager (or one of its Affiliates), and which has or will have as its publicly disclosed (and not subsequently revised or required to be revised under applicable securities laws) investment objectives to have less than 20% of its assets (measured by purchase price) in anchored shopping centers with purchase prices of less than $20,000,000 per property (determined once the proceeds of the offering have been fully invested).

Article 12

The Phillips Edison and ARC Names

12.1	The American Realty Capital and ARC Names. The Advisor and its Affiliates have or may have a proprietary interest in the names “American Realty Capital,” “ARC” and “AR Capital.” The Advisor hereby grants to the Company, to the extent of any proprietary interest the Advisor may have in any of the names “American Realty Capital,” “ARC” and “AR Capital,” a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the names “American Realty Capital,” “ARC” and “AR Capital” during the term of this Agreement. The Company agrees that the Advisor and its Affiliates will have the right to approve of any use by the Company of the names “American Realty Capital,” “ARC” or “AR Capital,” such approval not to be unreasonably withheld or delayed. Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Advisor or one of its Affiliates to perform advisory services for the Company, the Company will, promptly after receipt of written request from the Advisor, cease to conduct business under or use the names “American Realty Capital,” “ARC” and “AR Capital” or any derivative thereof and the Company shall change its name and the names of any of its subsidiaries to a name that does not contain the names “American Realty Capital,” “ARC” or “AR Capital” or any other word or words that might, in the reasonable discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any its Affiliates. At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to any of the names “American Realty Capital,” “ARC” or “AR Capital.” Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having any of the names “American Realty Capital,” “ARC” or “AR Capital” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company. Neither the Advisor nor any of its Affiliates makes any representation or warranty, express or implied, with respect to the names “American Realty Capital,” “ARC” or “AR Capital” licensed hereunder or the use thereof (including without limitation as to whether the use of the name “American Realty Capital,” “ARC” or “AR Capital” will be free from infringement of the intellectual property rights of third parties). Notwithstanding the preceding, the Advisor represents and warrants that it is not aware of any pending claims or litigation or of any claims threatened in writing regarding the use or ownership of the names “American Realty Capital,” “ARC” or “AR Capital.”

12.2	The Phillips Edison and PECO Names. The Sub-advisor and its Affiliates have or may have a proprietary interest in the names “Phillips Edison” and “PECO.” The Sub-advisor hereby grants to the Company, to the extent of any proprietary interest the Sub-advisor may have in the names “Phillips Edison” and “PECO,” a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the names “Phillips Edison” and “PECO” during the term of this Agreement. The Company and Advisor agree that the Sub-advisor and its Affiliates will have the right to approve of any use by the Company of the names “Phillips Edison” or “PECO,” such approval not to be unreasonably withheld or delayed. Accordingly, and in recognition of this right, if at any time the Advisor ceases to retain the Sub-advisor or one of its Affiliates to perform advisory services for the Company, the Company will, promptly after receipt of written request from the Sub-advisor, cease to conduct business under or use the names “Phillips Edison” and “PECO” or any derivative thereof and the Company shall change its name and the names of any of its subsidiaries to a name that does not contain any of the names “Phillips Edison” and “PECO” or any other word or words that might, in the reasonable discretion of the Sub-advisor, be susceptible of indication of some form of relationship between the Company and the Sub-advisor or any its Affiliates. At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to any of the names “Phillips Edison” or “PECO.” Consistent with the foregoing, it is specifically recognized that the Sub-advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having the names “Phillips Edison” or “PECO” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company. Neither the Sub-advisor nor any of its Affiliates makes any representation or warranty, express or implied, with respect to the names “Phillips Edison” or “PECO” licensed hereunder or the use thereof (including without limitation as to whether the use of the name “Phillips Edison” or “PECO” will be free from infringement of the intellectual property rights of third parties). Notwithstanding the preceding, the Sub-advisor represents and warrants that it is not aware of any pending claims or litigation or of any claims threatened in writing regarding the use or ownership of the names “Phillips Edison” or “PECO.”

Article 13

Term And Termination Of The Agreement

13.1	Term. This Agreement shall have an initial term of one year from the date hereof and may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. The Company (acting through the Conflicts Committee) will evaluate the performance of the Advisor annually before renewing this Agreement, and each such renewal shall be for a term of no more than one year. Any such renewal must be approved by the Conflicts Committee.

13.2	Termination by Either Party. This Agreement may be terminated upon 60 days’ written notice without cause or penalty by either the Company (acting through the Conflicts Committee) or the Advisor. The provisions of Section 14.2 and Articles 1, 12, 13, 15 and 16 (other than Section 16.11) shall survive termination of this Agreement. Notwithstanding anything else that may be to the contrary herein, the expiration or earlier termination of this Agreement shall not relieve a party for liability for any breach occurring prior to such expiration or earlier termination.

13.3	Payments on Termination and Survival of Certain Rights and Obligations.

(A)	After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except the Advisor (and its assignees, including the Sub-advisor) shall be entitled to receive from the Company within 30 days after the effective date of such termination (1) all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor or its assignees prior to termination of this Agreement and (2) the Subordinated Performance Fee Due Upon Termination; provided, that no Subordinated Performance Fee Due Upon Termination will be paid if the Company has paid or is obligated to pay the Subordinated Incentive Fee.

(B)	The Advisor shall promptly upon termination:

(1)	pay over to the Company all money collected and held on behalf of the Company pursuant to this Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(2)	deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(3)	deliver to the Board all assets and documents of the Company then in the custody of the Advisor; and

(4)	cooperate with the Company to provide an orderly transition of advisory functions.

(C)	After the Termination Date, the Sub-advisor shall be entitled to receive from the Company, within 30 days after the effective date of such termination (1) all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Sub-advisor prior to the termination of this Agreement and (2) the Sub-advisor’s share of the Subordinated Performance Fee Due Upon Termination, if any; provided, that no Subordinated Performance Fee Due Upon Termination will be paid if the Company has paid or is obligated to pay the Subordinated Incentive Fee.

(D)	After the termination of the Sub-advisory Agreement, to the extent payments are not provided for by Section 13.3(C) (i.e., if the Sub-advisory Agreement is terminated independently of the Advisory Agreement), the Sub-advisor shall be entitled to receive from the Company, within 30 days after the effective date of such termination, all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Sub-advisor prior to the termination of the Sub-advisory Agreement.

(E)	Promptly upon the termination of the Sub-advisory Agreement, the Sub-advisor shall promptly upon such termination:

(1)	pay over to the Company all money, if any, collected and held on behalf of the Company pursuant to the Sub-advisory Agreement after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(2)	deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(3)	deliver to the Board all assets and documents of the Company then in the custody of the Sub-advisor; and

(4)	cooperate with the Company to provide an orderly transition of advisory or sub-advisory functions.

(F)

The “Subordinated Performance Fee Due Upon Termination” means an amount equal to: (1) 15% of the amount, if any, by which (i) the Appraised Value of the Properties at the Termination Date, less amounts of all indebtedness secured by such Properties at the Termination Date, plus the fair market value of all Loans and Permitted Investments of the Company at the Termination Date, less amounts of indebtedness related to such Loans and Permitted Investments at the Termination Date, plus total Distributions (excluding any stock dividends and Distributions paid on Shares that have been repurchased or redeemed by the Company) through the Termination Date exceeds (ii) the sum of Invested Capital as of the Termination Date, plus total Distributions required to be made to the Stockholders in order to pay the Stockholders’ 7% Return from inception through the Termination Date to the Stockholders as of the Termination Date; less (2) any prior payments to the Advisor and/or Sub-advisor (as applicable) of Subordinated Share of Cash Flows. The Advisor and Sub-advisor may each elect to defer its respective right to receive the Subordinated Performance Fee Due Upon Termination (or its applicable portion thereof) until (x) a Listing, (y) a merger in which the Stockholders receive in exchange for their Shares shares of a company that are traded on a national securities exchange, or (z) any other liquidity event occurs, including a liquidation, sale of substantially all of the Company’s assets (an “Other Liquidity Event”).

(G)	If either the Advisor or Sub-advisor or both elect to defer their right to receive the Subordinated Performance Fee Due Upon Termination (or its applicable portion thereof) and there is a Listing or a merger in which the Stockholders receive in exchange for their Shares shares of a company that are traded on a national securities exchange, then the Advisor and/or Sub-advisor (each to the extent entitled pursuant to the assignment of such right to payment between the Advisor and Sub-advisor) will be entitled to receive the Subordinated Performance Fee Due Upon Termination (or its applicable portion thereof) in an amount equal to: (1) 15% of the amount, if any, by which (i) the Appraised Value of the Company’s Properties (determined by appraisal as of the date of Listing or merger, as applicable) owned as of the Termination Date, less amounts of all indebtedness secured by the Company’s Properties at the Termination Date, plus the fair market value of all Loans and Permitted Investments of the Company at the Termination Date, less amounts of indebtedness related to such Loans and Permitted Investments at the Termination Date, plus any assets acquired after Termination for which the Advisor or Sub-advisor would have been entitled to receive an Acquisition Fee (referred to herein as the “included assets”), less amounts of indebtedness related to such included assets as of the date of Listing or merger, as applicable, plus total Distributions (excluding any stock dividends and Distributions paid on Shares that have been repurchased or redeemed by the Company) through the date of Listing or merger, as applicable, exceeds (ii) the sum of Invested Capital as of the date of Listing or merger, as applicable, plus total Distributions required to be made to the Stockholders in order to pay the Stockholders’ 7% Return from inception through the date of Listing or merger, as applicable, to the Stockholders as of the date of Listing or merger, as applicable; less (2) any prior payments to the Advisor and/or Sub-advisor (as applicable) of Subordinated Share of Cash Flows.

(H)

If the Advisor or Sub-advisor or both elect to defer their right to receive the Subordinated Performance Fee Due Upon Termination (or its applicable portion thereof) and there is an Other Liquidity Event, then the Advisor and/or Sub-advisor (each to the extent entitled pursuant to the assignment of such right to payment between the Advisor and Sub-advisor) will be entitled to receive the Subordinated Performance Fee Due Upon Termination (or its applicable portion thereof) in an amount equal to: (1) 15% of the amount, if any, by which (i) the net sales proceeds of the Company’s assets that were owned at the Termination Date, plus total Distributions (excluding any stock dividends and Distributions paid on Shares that have been repurchased or redeemed by the Company) through the date of the Other Liquidity Event exceeds (ii) the sum of Invested Capital as of the date of the Other Liquidity Event plus total Distributions required to be made to the Stockholders in order to pay the Stockholders’

7% Return from inception through the date of the Other Liquidity Event to the Stockholders as of the date of the Other Liquidity Event; less (2) any prior payments to the Advisor and/or Sub-advisor (as applicable) of Subordinated Share of Cash Flows.

Article 14

Assignment

14.1	Assignment of Agreement. This Agreement may be assigned by the Advisor to an Affiliate with the consent of the Conflicts Committee. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization that is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.

14.2	Assignment of Payments. The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board or Conflicts Committee, and the Company shall honor and pay directly the assignee of such assignment.

Article 15

Indemnification And Limitation Of Liability

15.1	Indemnification. Except as prohibited by the restrictions provided in this Section 15.1, Section 15.2 and Section 15.3, the Company shall indemnify, defend and hold harmless the Advisor, the Sub-advisor and their Affiliates, as well as their respective officers, directors, equity holders, members, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder or under any sub-advisory agreement, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance. Any indemnification of the Advisor or Sub-advisor may be made only out of the net assets of the Company and not from Stockholders.

Notwithstanding the foregoing, the Company shall not indemnify the Advisor or Sub-advisor or their Affiliates, as well as their respective officers, directors, equity holders, members, partners and employees, for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

15.2	Limitation on Indemnification. Notwithstanding the foregoing, the Company shall not provide for indemnification of the Advisor, the Sub-advisor or their Affiliates or of their respective officers, directors, equity holders, members, partners and employees, for any liability or loss suffered by any of them, nor shall any of them be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:

(A)	The Advisor, the Sub-advisor or one of their Affiliates (as applicable) has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company.

(B)	The Advisor, the Sub-advisor or one of Affiliates (as applicable) was acting on behalf of or performing services for the Company.

(C)	Such liability or loss was not the result of negligence or misconduct by the Advisor, the Sub-advisor or one of their Affiliates (as applicable).

15.3	Limitation on Payment of Expenses. The Company shall pay or reimburse reasonable legal expenses and other costs incurred by any of the Advisor, the Sub-advisor or their Affiliates, or by any of their respective officers, directors, equity holders, members, partners and employees, in advance of the final disposition of a proceeding only if (in addition to any applicable procedures required by the Maryland General Corporation Law, as amended from time to time) all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (b) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and (c) such Person undertakes to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that such Person is not entitled to indemnification.

Article 16

Miscellaneous

16.1

Notices. Any notice, request, demand, approval, consent, waiver or other communication required or permitted to be given hereunder or to be served upon any of the parties hereto (each a “Notice”) shall be in writing and shall be (a) delivered in person, (b) sent by facsimile transmission (with the original thereof also contemporaneously given by another method specified in this Section 16.1),

(c) sent by a nationally-recognized overnight courier service, or (d) sent by certified or registered mail (postage prepaid, return receipt requested), to the address of such party set forth herein.

To the Company or the Board:

Phillips Edison – ARC Shopping Center REIT Inc.

11501 Northlake Drive

Cincinnati, OH 45249

with a copy to (which shall not constitute Notice):

DLA Piper LLP (US)

4141 Parklake Drive , Suite 300

Raleigh, North Carolina 27612

Attention: Robert Bergdolt

Telephone: (919) 786-2002

Facsimile: (919) 786-2202

To the Advisor:

American Realty Capital II Advisors, LLC

405 Park Avenue

New York, New York 10022

Attention: Nicholas S. Schorsch

                  Jesse Galloway

with a copy to (which shall not constitute Notice):

Proskauer Rose LLP

1585 Broadway

New York, New York 10036

Attention: Peter M. Fass, Esq.

                  James P. Gerkis, Esq.

Telephone: (212) 969-3000

Facsimile: (212) 969-2900

To the Sub-advisor:

Phillips Edison NTR LLC

11501 Northlake Drive

Cincinnati, OH 45249

with a copy to (which shall not constitute Notice):

DLA Piper LLP (US)

4141 Parklake Drive, Suite 300

Raleigh, North Carolina 27612

Attention: Robert Bergdolt

Telephone: (919) 786-2002

Facsimile: (919) 786-2202

Any party may at any time give Notice in writing to the other party of a change in its address for the purposes of this Section 16.1. Each Notice shall be deemed given and effective upon receipt (or refusal or receipt).

16.2	Modification. This Agreement shall not be amended, supplemented, changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by the Company and the Advisor, or their respective successors or permitted assigns; provided, however, that no modification that impacts the rights or obligations of the Sub-advisor may be made without the Sub-advisor’s consent and signature.

16.3	Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

16.4	Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect, without regard to the principles of conflicts of laws thereof.

16.5	Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. In all events, nothing contained herein shall be read, construed, interpreted or applied in any manner that prevents or hinders the Company from qualifying as a real estate investment trust under Section 856(c) of the Code.

16.6	Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.7	Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

16.8	Titles Not to Affect Interpretation. The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

16.9	Third Party Beneficiary. The Sub-advisor is intended to be a third party beneficiary of the Company’s payment and indemnification obligations hereunder. Except as set forth in the immediately preceding sentence and except for those Persons entitled to indemnification under Article 15 who shall be third party beneficiaries of this Agreement, no other Person is a third party beneficiary of this Agreement.

16.10	Counterparts. This Agreement may be executed with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterpart signature pages or counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

16.11	Restricted Stock. Each of the Company, the Advisor and the Sub-advisor agrees that no restricted stock awards or grants shall be made by the Company to any Persons other than to (a) both the Advisor and the Sub-advisor, or (b) the members of the Conflicts Committee. To the extent that the Company makes restricted stock awards or grants to the Advisor and the Sub-advisor, the Company shall issue (and the Advisor and the Sub-advisor shall use reasonable efforts to cause the Company to issue) 15% of such restricted stock awards or grants to the Advisor and 85% of such restricted stock awards or grants to the Sub-advisor. In turn, each of the Advisor and the Sub-advisor may allocate, in its sole discretion and as it may determine, all or any part of such restricted stock award or grant so issued to it to its or its Affiliates’ directors, officers, equityholders, partners, employees, members or to its respective Affiliates on such terms and conditions as may be determined by it. Notwithstanding Section 13.2, the provision of this Section 16.11 shall terminate upon termination of this Agreement in accordance with its terms.

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Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Phillips Edison – ARC Shopping Center REIT Inc.

	By:	/s/ John B. Bessey
John B. Bessey, President

American Realty Capital II Advisors, LLC

	By:	/s/ William Kahane
William Kahane, President

With respect to Sections 12.2 and 13.3, Articles 9, 14, 15 and 16:	Phillips Edison NTR LLC (formerly known as Phillips Edison & Company SubAdvisor LLC)
	By:	/s/ John B. Bessey
John B. Bessey, President

[Signature Page to Third Amended and Restated Advisory Agreement between Phillips Edison – ARC Shopping Center REIT Inc.

and American Realty Capital II Advisors, LLC]